SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Trans Global Services, Inc.
(Name of Registrant as Specified In Its Charter)

N.A.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per  each  party  to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid: ...................................................
2) Form, Schedule or Registration Statement No.:
3) Filing Party: ...................................................
4) Date Filed: ...................................................

Trans Global Services, Inc.
1393 Veterans Memorial Highway
Hauppauge, New York 11788

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                May 25, 2000

NOTICE IS HEREBY GIVEN that the 2000 annual meeting of Stockholders (the annual meeting) of Trans Global Services, Inc., a Delaware corporation (the Company), will be held at the offices of the Company, 1393 Veterans Memorial Highway, Hauppauge, New York 11788 on Thursday, May 25, 2000, at 9:00 A.M. local time, for the purpose of considering and acting upon the following matters:

(1) The election of five (5) directors to serve until the 2001 annual meeting of Stockholders and until their successors shall be elected and qualified;

(2) The approval of the 1999 Long-Term Incentive Plan.

(3) The approval of Moore Stephens, P.C. as the Companys independent certified public accountants for the year ending December 31, 2000; and

(4) The transaction of such other and further business as may properly come before the meeting.

The board of directors of the Company has fixed the close of business on April 17 2000, as the record date (the Record Date) for the determination of stockholders entitled to notice of and to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for inspection during normal business hours for purposes germane to the meeting during the ten days prior to the meeting at the offices of the Company, 1393 Veterans Memorial Highway, Hauppauge, New York 11788.

The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting. A copy of the Companys Annual Report to Stockholders for 1999 is being mailed with this proxy statement.

                                           By order of the board of directors

                                           Glen R. Charles
                                           Secretary
Hauppauge, New York
April 21, 2000

THE MATTERS BEING VOTED ON AT THE ANNUAL MEETING ARE IMPORTANT TO THE COMPANY. IN ORDER THAT YOUR VOTE IS COUNTED AT THE ANNUAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

                           TRANS GLOBAL SERVICES, INC.
                                PROXY STATEMENT
                       2000 Annual Meeting of Stockholders

                             GENERAL INFORMATION

The accompanying proxy and this proxy statement are furnished in connection with the solicitation by the board of directors of Trans Global Services, Inc., a Delaware corporation, of proxies for use at our 2000 annual meeting of stockholders to be held at our executive offices, 1393 Veterans Memorial Highway, Hauppauge, New York 11788, on Thursday, May 25, 2000 at 9:00 A.M. or at any adjournment thereof. We are mailing this proxy statement and the related proxy and our 1999 annual report to stockholders on or about April 21, 2000.

At the annual meeting, you will be asked to (a) elect five (5) directors to serve until the 2001 annual meeting of stockholders and until their successors shall be elected and qualified, (b) approve our 1999 Long-Term Incentive Plan,
(c) approve the appointment of Moore Stephens, P.C. as our independent certified public accountants for 2000, and (d) transact such other and further business as may properly come before the meeting. Our board of directors does not know of any other matters which will be voted upon at the annual meeting.

We encourage you to review the detailed discussion presented in this proxy statement and either return the completed and executed proxy or attend the annual meeting.

Record Date; Outstanding Shares; Voting Rights and Proxies

Stockholders of record at the close of business on April 17, 2000, which is the record date for the annual meeting, are entitled to notice and to vote at the annual meeting. As of the close of business on the April 17, 2000, we had 2,889,716 shares of common stock outstanding. You are entitled to one vote for each share you owned of record on the record date.

We require the presence in person or by proxy of holders of a majority of the shares of common stock that were outstanding on the record date in order to conduct the annual meeting. If you file a proxy or attend the annual meeting, your shares are counted as being present at the annual meeting for purposes of determining whether there is a quorum, even if you abstain from voting on all matters. The vote required for the election of directors and approval of other proposals is set forth in the discussion of each proposal.

You are requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that your shares are voted at the annual meeting. If you return a signed proxy, you may still attend the annual meeting and vote in person. If you give a proxy, you have the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving us written notice that you have revoked your proxy or by attending the annual meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the annual meeting in accordance with the stockholders instructions.

If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for all the proposals, including the election of directors. Abstentions and broker non-votes are not counted as votes for or against a proposal, but where the affirmative vote on the subject matter is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

Cost of Solicitation

We will bear the costs of soliciting proxies. We may solicit proxies by mail, and our directors, officers and employees may solicit proxies by mail, telecopier, telephone or personal interview. They will not receive any additional compensation for these services. We will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the common stock held of record by such persons, where appropriate, and will, upon request, reimburse them for their reasonable out-of-pocket expenses.


                  BENEFICIAL OWNERSHIP OF SECURITIES AND
                     SECURITY HOLDINGS OF MANAGEMENT

The following table and discussion provides information as to the shares of common stock beneficially owned of April 17, 2000 by:

each director and each nominee for director;
each officer named in the summary compensation table;
each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and all officers and directors as a group.

Name and Address                        Shares           Percent
----------------                        ------           -------
Joseph G. Sicinski                     793,332            23.3%
1393 Veterans Memorial Highway
Hauppauge, New York 11788
Naval Kapoor                           270,000             9.3%
Four Armstrong Road
Shelton, Connecticut 06484
i-engineering.com, Inc.                270,000             9.3%
Four Armstron Road
Shelton, Connecticut 06484
Glen R. Charles                        108,198             3.6%
James L. Conway                         37,000             1.3%
Frank Vincenti                          35,000             1.2%
Edward D. Bright                        20,000              *
Murray Rosen                                --              --
All present directors and officers
 as a group (five individuals)         968,530            27.0%

* Less than 1%

Each of the persons listed has the sole right to vote and dispose of the shares except as described in the following discussion.

In connection with his purchase of 258,333 shares of common stock at $1.625 per share from SIS Capital Corp. in 1997, Mr. Sicinski issued his five-year non-recourse promissory note for $419,791 in payment of the purchase price of the shares. The note provides that SIS Capitals only recourse shall be against the shares purchased by Mr. Sicinski. SIS Capital, which was then our principal stockholder, is a wholly-owned subsidiary of The Sagemark Companies Ltd., which was then known as Consolidated
Technology Group Ltd.

Mr. Kapoor is the president and chief executive officer of i-engineering.com, Inc. As a result, the shares of common stock owned by i-engineering.com are attributed to Mr. Kapoor.

The number of shares owned by our directors and officers shown in the table includes shares of common stock which are issuable upon exercise of options and warrants that are exercisable at March 31, 2000 or will become exercisable within 60 days after that date. Set forth below is the number of shares issuable upon exercise of those options for each of our directors and the officers named in the summary compensation table.

Name                                          Shares
Joseph G. Sicinski                            518,333
Glen R. Charles                               107,998
Frank Vincenti                                 35,000
Edward D. Bright                               20,000
James L. Conway                                35,000
All officers and directors as a group         691,333

Mr. Sicinski's options and warrants include 150,000 shares of common stock issuable upon exercise of warrants and 368,333 shares of common stock issuable upon exercise of options. All other officers and directors only hold options.

                            ELECTION OF DIRECTORS

Our directors are elected annually by our stockholders to serve until our next annual meeting of stockholders and until their successors are duly elected. Our bylaws give the board of directors the power to determine the number of directors comprising the whole board. The board of directors has established the size of the board for the ensuing year at six directors and is recommending that the four incumbent directors of the Company be re-elected and that Mssrs. Mr. Naval Kapoor and Murry Rosen be elected as a director. If any nominee becomes unavailable for any reason, a situation which we do not anticipate, a substitute nominee may be proposed by the board of directors, and any shares represented by proxy will be voted for any substitute nominee, unless the board reduces the number of directors.

The board of directors is presently comprised of four individuals, Messrs. Joseph G. Sicinski, Edward D. Bright, James L. Conway and Glen R. Charles. Messrs. Sicinski, Bright and Conway were elected at the 1998 annual meeting, for which proxies were solicited. Mr. Charles was elected to the board in April 1999, upon the resignation of Mr. Donald Chaifetz, who was elected at the 1998 annual meeting.

The following table sets forth certain information concerning the nominees for director:

Name                       Age             Position with the Company

Joseph G. Sicinski         68    President, chief executive officer and director
Edward D. Bright-1         62    Chairman of the board and director
Glen R. Charles            46    Chief financial officer and director
James L. Conway-1          51    Director
Naval Kapoor-1             47    Nominee for director
Murray Rosen- 1            73    Nominee for director

1 Member of the audit and compensation committees. Messrs. Kapoor and Rosen will be appointed to these committees if they are elected as directors.

Mr. Joseph G. Sicinski has been president and a director of us and our predecessor since September 1992 and our chief executive officer since April 1998. For more than eight years prior thereto, he was executive vice president of corporate marketing for Interglobal Technical Services, Inc., which was engaged in providing technical temporary staffing services. Mr. Sicinski is also a director of Netsmart Technologies, Inc., a publicly-held company that markets medical information systems.

Mr. Edward D. Bright has been a director since April 1998. From January 1996 until April 1998, Mr. Bright was an executive officer of or advisor to Creative Socio Medics Corp., a subsidiary of Netsmart. From June 1994 until January 1996, he was chief executive officer of Netsmart.

Mr. Glen R. Charles has been chief financial officer and treasurer of us and our predecessor since November 1994 and secretary since April 1998. From 1992 to November 1994, he was engaged in the private practice of accounting.

Mr. James L. Conway has been a director since June 1998. He has been president and a director of Netsmart since January 1996 and chief executive officer of Netsmart since April 1998. From 1993 until April 1998, he was president of S-Tech Corporation, which, until April 1998, was a wholly-owned subsidiary of Consolidated which manufactures specialty vending equipment for postal, telecommunication and other industries.

Mr. Naval Kapoor is president, chairman of the board, chief executive officer and a director of i-engineering.com, Inc., a privately-held company that developed and is preparing to introduce a global engineering internet portal website, a position he has held since i-engineerings organization in July 1999. Mr. Kapoor is also president of Universal International of Orlando, Inc., a staffing company. From July 1997 until July 1999, he was president and chief operating officer of Vero International, Inc., which is a software division of VI Group, Plc. From 1993 until July 1997, he was president of 3D Technology, Inc., a CAD/CAM, laser scanning and computer design service company that was a subsidiary of Consolidated.

Mr. Murray Rosen has been the sole proprietor of a financial planning practice and an employee benefit consultant since 1964. During that time, has been a consultant to he American Association of University Professors and to the Technical Advisory Service for Attorneys. He is a contributing author to Personal Financial Planning, and The Money Encyclopedia. Mr. Rosen was an Associate Professor at The College of Insurance for 1964 to 1990.

Our certificate of incorporation provides that, to the fullest extent permitted under Delaware law, our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty. These provisions do not affect the liability of any director under Federal or applicable state securities laws.

Approval Required

Provided that a quorum is present at the annual meeting, the five directors receiving the most votes are elected as directors for a term of one year and until their successors are elected and qualified.

        The board of directors recommends a vote FOR the nominees listed above.

Meetings, Committees of the board of directors and Directors Compensation

In 1999, the board of directors created audit and compensation committees.

The audit committee is to consist of three independent directors. The audit committee presently consists of Messrs. Edward D. Bright and James L. Conway with one vacancy. If Mr. Kapoor is elected as a director, he will become a member of the audit committee. The audit committee is charged with the following responsibilities:

* Recommend to the board the selection of the independent accountants.
* Review the scope of the audit with the independent accountants.
* Review the annual and quarterly financial statements with the independent accountants prior to the filing of the Form 10-K and 10-Q.
* Review any issues relating to the independence of the independent accountants.
* Review with the independent accountants and the board of directors any matters raised in any management letters issued by the independent accountants.
* Review any material transactions between us and any of its officers and directors, other than employment agreements and other matters which are subject to approval of the compensation committee or any stock option committee.

The compensation committee serves as the stock option committee for our stock option plans and reviews and approves any employment agreements with mangement and changes in compensation for our executive officers.

Excluding actions by unanimous written consent, during 1999, the board of directors held five meetings, the compensation committee one meeting and the audit committee did not meet. The audit committee met with our independent accountants and chief financial officer prior to filing of the Form 10-K for 1999 to review the 1999 audited financial statements with the independent auditors. During 1999, all or our present directors attended at least 80% of the meetings of the board and any committee of which they are members.

During 1999, we paid directors who are not also employees a fee of $500 per month, which rate is continuing in effect during 2000. See Approval of the 1999 Long-Term Incentive Plan for information as to options granted to our directors who are not employees.

                           EXECUTIVE OFFICERS

Set forth below are our executive officers and information concerning the one officer who is not also a director.

Name                               Position
Joseph G. Sicinski         President and chief executive officer
Edward D. Bright           Chairman of the Board
Glen R. Charles            Chief financial officer, treasurer and secretary
Frank J. Vincenti          Vice President

Mr. Frank Vincenti, 48, has been a vice president since June 1998. From 1997 until May 1998, he was regional vice president for Actuim, Inc., an information technology company. For eleven years prior thereto he was vice president of CDI Corporation, technical temporary staffing and information technology company.

                             EXECUTIVE COMPENSATION

Set forth below is information with respect to compensation paid or accrued by us for 1999, 1998 and 1997 to our chief executive officer and to each other officer whose compensation exceeded $100,000 for 1999.

                             SUMMARY COMPENSATION TABLE
                         Annual Compensation   Long-Term
                                               Compensation        (Awards)
Name and Principal                             Restricted Stock  Options,SARS
  Position           Year   Salary    Bonus    Awards (Dollars)    (Number)

Joseph G. Sicinski,
 president and chief
 executive officer  1999   $265,957   --         --                  85,000
                    1998    267,173  $48,800     --                  60,000
                    1997    243,000   96,000     --                  90,000

Frank Vincenti,
 vice president     1999    139,200    5,000     --                  20,000
                    1998     82,718       --     --                  15,000

Glen R.Charles,chief
 financial officer  1999    115,366       --     --                  46,332
                    1998    104,472       --     --                  25,000
                    1997     88,908       --     --                  20,000


On December 27, 1999, the exercise price of the outstanding options held by our officers, directors and employees, including the options referred to in the Summary Compensation Table, were repriced at $.53 per share, which was the fair market value of our common stock on that day. For more information, see Approval of 1999 Long-Term Incentive Plan.

Employment Contracts, Compensation Agreements and Termination of Employment and Change in Control Arrangements

In October 1997, Mr. Joseph G. Sicinski entered into a five-year employment agreement with us pursuant to which he received minimum annual compensation of $260,000, subject to an annual increase equal to the greater of the increase in the cost of living index or 5%. The term of the agreement was amended in March 1999 to extend the term until September 30, 2005. In addition, Mr. Sicinski is entitled to a bonus of 5% of the Companys income before taxes, all non-cash adjustments and all payments to our former parent, provided, that his maximum bonus is 200% of his annual salary. We also provide Mr. Sicinski with an automobile which he may use for personal use. Mr. Sicinski is also entitled to severance payments in the event of a termination of his employment following a change of control, which would equal the greater of five times his annual compensation or his annual compensation multiplied by the number of years remaining in the term.

In May 1998, Mr. Frank Vincenti entered into a five-year employment agreement with us, pursuant to which he receives an annual base salary of $135,200 and a performance bonus. The annual salary is subject to periodic review.

In September 1997, Mr. Glen R. Charles entered into a four-year employment agreement with us, pursuant to which he receives a minimum base salary of $90,000, subject to an annual increase not to exceed 5%.

Option Exercises and Outstanding Options

The following table sets forth information concerning the exercise of options during 1999 and the year-end value of options and warrants held by our officers named in the Summary Compensation Table. No stock appreciation rights have been granted.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                           Number of
                                           Securities        Value of
                                           Underlying        Unexercised In-
                                           Unexercised       the- Money
                                           Options at Fiscal Options at Fiscal
                                           Year End -1       Year End-2

                 Shares Acquired  Value    Exercisable/      Exercisable/
Name             Upon Exercise   Realized  Unexercisable     Unexercisable
----              -------------  --------  -------------     -------------
Joseph G. Sicinski      --           --     518,333/--         --/--
Frank Vincenti          --           --      35,000/--         --/--
Glen R. Charles         --           --     107,998/--         --/--

Options warrants are considered in the moneyif their exercise price was less than last reported sales price ofour common stock on December 31, 1999, which was $.50 per share. The options held by Messrs. Sicinski, Vincenti and Charles reflect the repricing of options in December 1999 to $.53 per shsare, as described under "Approval of the 1999 Long-Term Incentive Plan."

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of February 25, 1999, The Sagemark Companies, Ltd., which was formerly known as Consolidated Technology Group Ltd., through its subsidiary, SIS Capital Corp., owned approximately 40.1% of our outstanding common stock. On February 25, 1999, we and Sagemark entered into an agreement pursuant to which Sagemark transferred to us 1,150,000 shares of our common stock in satisfaction of (i) Sagemark's obligations to pay the redemption price of $2,100,000 payable with respect to the Sagemark Series G 2% Cumulative Redeemable Preferred Stock owned by us together with accrued dividends of approximately $140,000 and
(ii)Sagemark's obligation to pay us $325,952 in respect of advances made by us to certain of Sagemark's subsidiaries. At December 31, 1999, Arc Networks, Inc., a former Sagemark subsidiary, owed us approximately $1.2 million. This note, which was guaranteed by Sagemark and others, became due on December 31, 1999. Pursuant to an agreement dated February 7, 2000 with Arc Networks, Sagemark and the other guarantors, Sagemark transferred 50,000 shares of our common stock to us, and we agreed to extend the maturity date of the note from Arc Networks to April 2000. Neither Sagemark nor Arc were our affiliates either at December 31, 1999 or on the date of this proxy statement.

Mr. Naval Kapoor is president and the 51% stockholder of Universal International of Orlando, Inc., of which we own 49%. Universal International is a staffing corporation for which we provide management services. We receive a fee of 5% of certain of Universal international's revenue for our services. In 1999, we received $26,000 from Universal International.

We entered into an restated agreement dated as of January 21, 2000 with i-engineering.com, Inc., pursuant to which:

We lent i-engineering $500,000, for which it issued its 10% promissory notes which are due on the earlier 120 days from the date of issuance in January and February 2000 or the first to occur of (i) the date i-engineering receives gross proceeds of at least $5,000,000 from a private placement or public offering of its securities, or (ii) the date i-engineering obtains bank or other debt financings or credit lines or other credit facility or facilities of at least $750,000.

We agreed to provide i-engineering with services to assist it in developing its business.

I-engineering issued to us i-engineerings common stock equal to approximately 10% of the then outstanding i-engineering common stock.

We issued to i-engineering 270,000 shares of our common stock.

I-engineering elected Mr. Joseph G. Sicinski, our president and chief executive officer, as a director, and we agreed to include Mr. Naval Kapoor, i-engineerings president and chief executive officer, as one of our board of directors nominees for director at this annual meeting.

Performance Graph

The following graph, based on data provided by the Center for Research in Security Prices, shows changes in the value of $100 invested on December 31, 1994, of: (a) shares of Company common stock; (b) the Nasdaq stock index (US companies); and (c) an SIC peer group consisting of companies in the personnel supply services industry. The year-end values of each investment are based on compounded daily returns that include all dividends. Total stockholder returns from each investment can be calculated from the year-end investment values shown beneath the graph provided below.

COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURNS

                                             D E C E M B E R  3 1,
                                1994    1995    1996    1997    1998     1999
                                ----    ----    ----    ----    ----     ----
Trans Global Services, Inc.    100.0    55.6    55.6    29.7     8.7      2.5
Nasdaq Market Index            100.0   141.3   173.9   213.1   300.4    556.0
Peer Group Index               100.0   153.5   198.0   233.9   207.2    171.2

The index level for all indices was set at 100.0 on December 31, 1994.


                   APPROVAL OF THE 1999 LONG-TERM INCENTIVE PLAN

The board of directors believes that in order to attract and retain the services of executive and other key employees, it is necessary for the Company to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies. Accordingly, in June 1999, the board of directors adopted, subject to stockholder approval, the 1999 Long-Term Incentive Plan, covering 130,000 shares of common stock.

We have two other stock option plans, the 1995 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan, which cover an aggregate of 784,300 shares of common stock. As of March 31, 2000, no shares of common stock had been issued pursuant to these plans and [how many?] shares of common stock were subject to outstanding options. Thus, at March 31, 2000, we could grant options to purchase [how many?] under these plans. Any shares which are subject to outstanding options which expire unexercised will also be available for grant under these plans.

Our stock option plans are administered by a committee of at least two non-employee directors appointed by the board. The compensation committee serves as the committee under all of our stock option plans. Any member or alternate member of the committee is not eligible to receive options or stock under these plans except for the annual option grant and certain options grants which were approved by the stockholders in connection with the approval of the 1998 plan. The committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee are performed by the board of directors. The compensation committee consists of Messrs. Edward D. Bright and James L. Conway.

Set forth below is a summary of the 1999 Plan, but this summary is qualified in its entirety by reference to the full text of the 1999 plan, a copy of which is included as Exhibit A to this proxy statement. The plan, which expires in June 2009 unless terminated earlier by the board of directors, gives the board of directors broad authority to modify the plan, and, in particular, to eliminate any provisions which are not required in order to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission pursuant with the Securities Exchange Act of 1934, as amended.

The 1999 plan is authorized for 130,000 shares of common stock. If an option under the 1999 plan expires or terminates without being exercised in full or if shares awarded under the plan are forfeited or otherwise terminate without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the plan. The plan imposes no limit on the number of officers and other key employees to whom awards may be made.

Awards under the 1999 plan may be made to key employees, including officers and directors of us and our subsidiaries, and consultants and others who perform services for us and our subsidiaries, except that directors who are not employed by us or our subsidiaries or are not otherwise engaged by us are not eligible for options under the 1999 plan, except that the 1999 plan provides for (i) the grant on June 14, 1999, the date the 1999 plan was adopted by the board of directors, to each non-employee director of a non-qualified stock option to purchase 10,000 shares of common stock, and (ii) the automatic grant to each non-employee directors of a non-qualified option to purchase 5,000 shares of common stock on April 1st of each year, commencing April 1, 2000. The options granted to non-employee directors as well as the options to be granted pursuant to the annual grant have a term of five years from the date of grant and become exercisable as to 50% of the shares of common stock subject to the option six months from the date of grant and as to the remaining shares of common stock twelve months from the date of grant. The options granted to the non-employee directors on June 14, 1998 have an exercise price of $.7812 per share, which was the fair market value such date. Messrs. Edward D. Bright and James L. Conway are the directors who qualify as non-employee directors under the 1999 plan as of the date of this proxy statement, and Mr. Kapoor will qualify as a non-employee director if he is elected.

No options were granted under the 1999 plan except for the options to our non-employee directors, Mr. James L. Conway and Edward D. Bright, who were granted options to purchase 10,000 shares of common stock at $.7812 in June 1999 and who received options to purchase 5,000 shares of common stock at $1.00 per share pursuant to the automatic option grant provisions of the plan. In addition, Mr. Seymour Richter, who was a director in June 1999, received an option to purchase 10,000 shares of common stock in June 1999. All of these option grants are subject to stockholder approval of the 1999 plan.

The option grants to non-employee directors are non-qualified stock options and have a term of five years and become fully exercisable three months from the date of grant provided that the option holder is a director on such date, except that they become immediately exercisable if a change of control, as defined in the 1999 plan, should occur. These options terminate seven months after termination of service if such termination is for cause.

The committee has the authority to grant the following types of awards under the 1999 plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The 1999 plan is designed to provide us with broad discretion to grant incentive stock-based rights.

Tax consequences of awards provided under the 1999 plan are dependent upon the type of award granted. The grant of an incentive or non-qualified stock options does not result in any taxable income to the recipient or deduction to us. Upon exercise of a non-qualified stock option, the recipient recognizes income in the amount by which the fair market value on the date of exercise exceeds the exercise price of the option, and we receive a corresponding tax deduction. In the case of an incentive stock option, no income is recognized to the employee, and no deduction is available to us, if the stock issued upon exercise of the option is not transferred within two years from the date of grant or one year from the date of exercise, whichever occurs later. However, the exercise of an incentive stock option may result in additional taxes through the application of the alternative minimum tax. In the event of a sale or other disqualifying transfer of stock issued upon exercise of an incentive stock option, the employee realizes income, and we receive a tax deduction, equal to the amount by which the lesser of the fair market value at the date of exercise or the proceeds from the sale exceeds the exercise price. The issuance of stock pursuant to a stock grant results in taxable income to the recipient at the date the rights to the stock become nonforfeitable, and we receive a deduction in such amount. However, if the recipient of the award makes an election in accordance with the Internal Revenue Code of 1986, as amended, the amount of his or her income is based on the fair market value on the date of grant rather than the fair market value on the date the rights become nonforfeitable. When compensation is to be recognized by the employee, appropriate arrangements may be required to be made with respect to the payment of withholding tax.

The following table sets forth information concerning options granted during the 1999 pursuant to our plans. No stock appreciation rights were granted.

Option Grants in Year Ended December 31, 1999

                Option Grants in Year Ended December 31, 1997
                                             Percent of                                        Potential Realizable Value
                            Number of        Total Options                                     an Annual Rates of Stock
                            Shares           Grant to                                          Price Appreciation for
                            Underlying       Employees in    Exercise Price                    Option Term
Name                        Options Granted  Fiscal Year     Per Share       Expiration Date   5%             10%

Joseph G. Sicinski           338,333         45.8%          $  .53            10/02-3/06       $60,915        $125,227
Frank Vincenti                35,000          4.7%             .53             6/03-6/04         4,089           8,856
Glen R. Charles              107,998         14,6%             .53             3/01-6/04         9,687          22,882


All of the options granted in 1999 as well as all options previously granted to our present employees and directors were repriced in December 1999 at $.53 per share, which was the market price on the date of the repricing.

The following table sets forth information concerning options granted pursuant to the 1999 plan as of April 1, 2000. No stock appreciation rights were granted.

                         1999 Long-Term Incentive Plan

                                Number of Shares              Exercise Price Per
Name and Position             Underlying Options Granted       Share
-----------------          --------------------------       ------------------
Edward D.Bright                 15,000                       $.53 - $1.00
James L. Conway                 15,000                        .53 - $1.00
One former director             10,000                        .53

On December 27, 1999, the board approved the repricing of the stock options to purchase 739,163 shares of common stock held by directors and employees, including options held by Messrs. Sicinski, Vincenti and Charles. We has previously repriced options held by Mr. Sicinski. The repricing of the options was based on our projected improvement in our operations in 2000, notwithstanding the decline in the stock price. Set forth below is information concerning the repricing of options since we became a reporting company in 1995 with respect to each of the officers who is named in the summary compensation table.

                               OPTION  REPRICING TABLE

                                Number of
                                Securities
                                Underlying   Market Price of   Exercise Price
                                Options      Stock at Time of  at Time of       New           Length of ORiginal Term
                                Repriced or  Repricing or      Repricing or     Exercise      Remaining at Date of
Name                 Date       Amended      Amendment         Amendment        Price         Repricing or Amendment
----                 ----       -----------  ----------------  --------------   --------      -----------------------
Joseph G. Sicinski  12/27/99      85,000     $   .53           $   .80          $  .53        Four years, six months
Joseph G. Sicinski  12/27/99      60,000         .53              1.25             .53        Three years, six months
Joseph G. Sicinski  12/27/99      90,000         .53              3.875            .53        Two years, ten months
Joseph G. Sicinski  12/27/99     133,333         .53              6.75             .53        Six years, three months
Frank Vincenti      12/27/99      20,000         .53               .80             .53        Four years, six months
Frank Vincenti      12/27/99      15,000         .53              1.25             .53        Three years, six months
Glen R. Charles     12/27/99      46,332         .53               .80             .53        Four years, six months
Glen R. Charles     12/27/99      25,000         .53              1.25             .53        Three years, six months
Glen R. Charles     12/27/99      20,000         .53              3.875            .53        Two years, ten months
Glen R. Charles     12/27/99      16,666         .53              6.75             .53        One year, three months
Joseph G. Sicinski  11/23/98      60,000        1.25              4.00            1.25        Four years, seven months
Glen R. Charles     11/23/98      25,000        1.25              4.00            1.25        Four years, seven months
Frank Vincenti      11/23/98      15,000        1.25              4.00            1.25        Four years, seven months
Joseph G. Sicinski   3/18/96      41,666        6.75             12.75            6.75        Five years, five months

Vote Required

The proposal to approve the 1999 plan requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.

The board of directors recommends a vote FOR the proposal.

                       SELECTION OF INDEPENDENT AUDITORS
                       ---------------------------------
It is proposed that the stockholders approve the selection of Moore Stephens, P.C. as our independent public accountants for the year ending December 31, 2000. The board of directors has approved the selection of Moore Stephens, P.C. as our independent public accountants. However, in the event approval of the proposal is not obtained, the selection of the independent auditors will be reconsidered by the board of directors.

Moore Stephens, P.C. has been our independent certified public accountants and its predecessors since December 1992, and its report is included in the annual report. At no time since their engagement have they had any direct or indirect financial interest in or any connection with us or any of our subsidiaries other than as independent accountants.

Representatives of Moore Stephens, P.C. are not expected to be present at the annual meeting, but will be available by conference telephone call to respond to appropriate questions.

Vote Required

The proposal to approve the selection of Moore Stephens, P.C., as our independent accountants requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.

        The board of directors recommends a vote FOR the proposal.

                        INCORPORATION BY REFERENCE

The Company incorporates into this proxy statement the audited financial statements for the years ended December 31, 1999 and 1998 together with the related Managements Discussion and Analysis of Financial Condition and Results of Operations, which are included in the annual report. A copy of the annual report is being mailed to stockholders of record on the record date concurrently with the mailing of this proxy statement. Additional copies of the annual report will be provided by us without charge upon request. Requests for copies of the annual report should be made as provided under Other Matters.

                             OTHER MATTERS

Any proposal which a stockholder wishes to present a proposal at the 2001 annual meeting of stockholders must be received by the Company at its executive offices at 1393 Veterans Memorial Highway, Hauppauge, New York 11788, not later than December 31, 2000.

Copies of the Companys Form 10-K for the year ended December 31, 1999, without exhibits, may be obtained without charge by writing to Mr. Glen R. Charles, Chief Financial Officer, Trans Global Services, Inc., 1393 Veterans Memorial Highway, Hauppauge, New York 11788. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits.

The board of directors does not know of any other matters to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

                                       By Order of the board of directors
                                       Joseph G. Sicinski
April 10, 2000                         President

EXHIBIT  A
1999 Long-Term Incentive Plan
                                     Exhibit A

                             TRANS GLOBAL SERVICES, INC.
                           1999 Long-Term Incentive Plan

1.       Purpose; Definitions.

The purpose of the Trans Global Services, Inc. 1999 Long-Term Incentive Plan (the "Plan") is to enable Trans Global Services, Inc. (the "Company") to attract, retain and reward key employees of the Company and its Subsidiaries and Affiliates, and others who provide services to the Company and its Subsidiaries and Affiliates, and strengthen the mutuality of interests between such key employees and such other persons and the Company's stockholders, by offering such key employees and such other persons incentives and/or other equity interests or equity-based incentives in the Company, as well as performance-based incentives payable in cash.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) "Affiliate" means any corporation, partnership, limited liability company, joint venture or other entity, other than the Company and its Subsidiaries, that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b) "Board" means the Board of Directors of the Company.

(c) "Book Value" means, as of any given date, on a per share basis (i) the stockholders' equity in the Company as of the last day of the immediately preceding fiscal year as reflected in the Company's consolidated balance sheet, subject to such adjustments as the Committee shall specify at or after grant, divided by (ii) the number of then outstanding shares of Stock as of such year-end date, as adjusted by the Committee for subsequent events.

(d) "Cause" means a felony conviction of a participant, or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, or breach of trust or other action by which the participant obtains personal gain at the expense of or to the detriment of the Company or, if the participant has an employment agreement with the Company, a Subsidiary or Affiliate, an event which constitutes "cause" as defined in such employment agreement.

(e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f) "Commission" means the Securities and Exchange Commission or any successor thereto.

(g) "Committee" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

(h) "Company" means Trans Global Services, Inc., a Delaware corporation, or any successor corporation.
EXHIBIT  A
1999 Long-Term Incentive Plan

(i) "Deferred Stock"means an award made pursuant to Section 8 of the Plan of the right to receive Stock at the end of a specified deferral period.

(j) "Disability" means disability as determined under procedures established by the Committee for purposes of the Plan.

k) "Early Retirement" means retirement, with the express consent for purposes of the Plan of the Company at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such entity.

(l) "Exchange Act" means the Securities Exchange Act of 1934, as amended, from time to time, and any successor thereto.

(m) "Fair Market Value" means, as of any given date, the market price of the Stock as determined by or in accordance with the policies established by the Committee in good faith; provided, that, in the case of an Incentive Stock Option, the Fair Market Value shall be determined in accordance with the Code and the Treasury regulations under the Code.

(n) "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

(o) "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 of the Commission pursuant to the Exchange Act or any successor definition adopted by the Commission; provided that in the event that said rule (or successor rule) shall not have such a definition, the term Non-Employee Director shall mean a director of the Company who is not otherwise employed by the Company or any Subsidiary or Affiliate.

(p) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

(q) "Normal Retirement" means retirement from active employment with the Company and any Subsidiary or Affiliate on or after age 65.

(r) "ther Stock-Based Award" means an award under Section 10 of the Plan that is valued in whole or in part by reference to, or is otherwise based on, Stock.

(s) "Plan" means this Trans Global Services, Inc. 1999 Long-Term Incentive Plan, as hereinafter amended from time to time.

(t) "Restricted Stock" means an award of shares of Stock that is subject to restrictions under Section 7 of the Plan.

(u) "Retirement" means Normal Retirement or Early Retirement.

(v) "Stock" means the Common Stock, par value $.01 per share, of the Company or any class of common stock into which such common stock may hereafter be converted or for which such common stock may be exchanged pursuant to the Company's certificate of incorporation or as part of a recapitalization, reorganization or similar transaction.

EXHIBIT  A
1999 Long-Term Incentive Plan

(w) "Stock Appreciation Right" means the right pursuant to an award granted under Section 6 of the Plan to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such award or Stock Option (or such portion thereof) is surrendered, of the shares of Stock covered by such Stock Option (or such portion thereof), subject, where applicable, to the pricing provisions in Paragraph 6(b)(ii) of the Plan and (ii) the aggregate exercise price of such Stock Option or base price with respect to such award (or the portion thereof which is surrendered).

(x) "Stock Option" or "Option" means any option to purchase shares of Stock (including Restricted Stock and Deferred Stock, if the Committee so determines) granted pursuant to Section 5 of the Plan.

(y) "Stock Purchase Right" means the right to purchase Stock pursuant to Section 9 of the Plan.

(z) "Subsidiary" means any corporation or other business association, including a partnership (other than the Company) in an unbroken chain of corporations or other business associations beginning with the Company if each of the corporations or other business associations (other than the last corporation in the unbroken chain) owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity in one of the other corporations or other business associations in the chain.

In addition, the terms "Change in Control," "Potential Change in Control" and "Change in Control Price" shall have meanings set forth, respectively, in Paragraphs 11(b), (c) and (d) of the Plan.

2.       Administration.

(a) The Plan shall be administered by a Committee of not less than two Non-Employee Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. If and to the extent that no Committee exists which has the authority to so administer the Plan, the functions of the Committee specified in the Plan shall be exercised by the Board. Notwithstanding the foregoing, in the event that the Company is not subject to the Exchange Act or in the event that the administration of the Plan by a Committee of Non-Employee Directors is not required in order for the Plan to meet the test of Rule 16b-3 of the Commission under the Exchange Act, or any subsequent rule, then the Committee need not be composed of Non-Employee Directors.

(b) The Committee shall have full authority to grant, pursuant to the terms of the Plan, to officers and other persons eligible under Section 4 of the Plan:
Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights and/or Other Stock-Based Awards. In particular, the Committee shall have the authority:

(i) to select the officers and other eligible persons to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights and/or Other Stock-Based Awards may from time to time be granted pursuant to the Plan;

EXHIBIT  A
1999 Long-Term Incentive Plan

(ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights and/or Other Stock-Based Awards, or any combination thereof, are to be granted pursuant to the Plan, to one or more eligible persons;

(iii) to determine the number of shares to be covered by each such award granted pursuant to the Plan;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan, including, but not limited to, the share price or exercise price and any restriction or limitation, or any vesting, acceleration or waiver of forfeiture restrictions regarding any Stock Option or other award and/or the shares of Stock relating thereto, based in each case on such factors as the Committee shall, in its sole discretion, determine;

(v) to determine whether, to what extent and under what circumstances a Stock Option may be settled in cash, Restricted Stock and/or Deferred Stock under Paragraph 5(b)(x) or (xi) of the Plan, as applicable, instead of Stock;

(vi) to determine whether, to what extent and under what circumstances Option grants and/or other awards under the Plan and/or other cash awards made by the Company are to be made, and operate, on a tandem basis with other awards under the Plan and/or cash awards made outside of the Plan in a manner whereby the exercise of one award precludes, in whole or in part, the exercise of another award, or on an additive basis;

(vii) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of theparticipant, including any provision for any determination or method of determination of the amount (if any) deemed be earned on any deferred amount during any deferral period;

(viii) to determine the terms and restrictions applicable to Stock Purchase Rights and the Stock purchased by exercising such Rights; and

(ix) to determine an aggregate number of awards and the type of awards to be granted to eligible persons employed or engaged by the Company and/or any specific Subsidiary, Affiliate or division and grant to management the authority to grant such awards, provided that no awards to any person subject to the reporting and short-swing profit provisions of Section 16 of the Exchange Act may be granted awards except by the Committee.

(c) The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan and any agreements relating thereto, and otherwise to supervise the administration of the Plan.

(d) All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Plan participants.

EXHIBIT  A
1999 Long-Term Incentive Plan

3.       Stock Subject to Plan.

(a) The total number of shares of Stock reserved and available for distribution under the Plan shall be one hundred thirty thousand (130,000) shares of Common Stock. In the event that awards are granted in tandem such that the exercise of one award precludes the exercise of another award then, for the purpose of determining the number of shares of Stock as to which awards shall have been granted, the maximum number of shares of Stock issuable pursuant to such tandem awards shall be used.

(b) Subject to Paragraph 6(b)(v) of the Plan, if any shares of Stock that have been optioned cease to be subject to a Stock Option, or if any such shares of Stock that are subject to any Restricted Stock or Deferred Stock award, Stock Purchase Right or Other Stock-Based Award granted under the Plan are forfeited or any such award otherwise terminates without a payment being made to the participant in the form of Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

(c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, stock distribution, reverse split, combination of shares or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the base number of shares, in the number and option price of shares subject to outstanding Options granted under the Plan, in the number and purchase price of shares subject to outstanding Stock Purchase Rights under the Plan, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

4.       Eligibility.

(a) Officers and other key employees and directors of, and consultants and independent contractors to, the Company and its Subsidiaries and Affiliates (but excluding, except as to Paragraph 4(b) of the Plan, Non-Employee Directors) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan.

(b) (i) On the date of the adoption of the Plan, there shall be granted to each person who is a Non- Employee Director a Non-Qualified Stock Option to purchase ten thousand (10,000) shares of Common Stock. Such Stock Options shall have an exercise price per share equal to the Fair Market Value of one share of Common Stock on the date of grant.

(ii) On each April 1 of each year, commencing April 1, 2000, each person who is a Non-Employee Director on such date shall automatically be granted a Non-Qualified Stock Option to purchase five thousand (5,000) shares of Common Stock (or such lesser number of shares of Common Stock as remain available for grant at such date under the Plan, divided by the number of Non-Employee Directors at such date). Such Stock Options shall be exercisable at a price per share equal to the greater of the Fair Market Value on the date of grant or the par value of one share of Common Stock.

EXHIBIT  A
1999 Long-Term Incentive Plan

(iii) The Non-Qualified Stock Options granted pursuant to Paragraphs 4(b)(i) and
(ii) of the Plan shall become exercisable as to all of the shares subject thereto three (3) months from the date of grant, and shall expire (i) five years from the date of grant, or (ii) seven (7) months from the date such Non-Employee Director ceases to be a director if such Non-Employee Director ceases to be a director for Cause. The provisions of this Paragraph 4(b) may not be amended more than one (1) time in any six (6) month period other than to comply with changes in the Code or the Employee Retirement Income Security Act ("ERISA") or the rules thereunder.

5.       Stock Options.

(a) Administration. Stock Options may be granted alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The Committee shall have the authority to grant to any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights).

(b) Option Grants. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee, in its sole discretion, shall deem desirable:

(i) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted.

(iii) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall, in its sole discretion, determine.

(iv) Method of Exercise.

(A) Subject to whatever installment exercise provisions apply under Paragraph 5(b)(iii) of the Plan, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument, securities or property as the Committee may accept. As and to the extent determined by the Committee, in its sole discretion, at or after grant, payments in full or in part may also be made in the form of Stock already owned by the optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee).

EXHIBIT  A
1999 Long-Term Incentive Plan

(B) If payment of the option exercise price of a Non-Qualified Stock Option is made in (B) If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the Stock issuable upon such exercise (and any replacement shares relating thereto) shall remain (or be) restricted or deferred, as the case may be, in accordance with the original terms of the Restricted Stock award or Deferred Stock award in question, and any additional Stock received upon the exercise shall be subject to the same forfeiture restrictions or deferral limitations, unless otherwise determined by the Committee, in its sole discretion, at or after grant.

(C) No shares of Stock shall be issued until full payment therefor has been received by the Company. In the event of any exercise by note or other instrument, the shares of Stock shall not be issued until such note or other instrument shall have been paid in full, and the exercising optionee shall have no rights as a stockholder until such payment is made.

(D) Subject to Paragraph 5(b)(iv)(C) of the Plan, an optionee shall generally have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Paragraph 14(a) of the Plan.

(v) Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

(vi) Termination by Death. Subject to Paragraph 5(b)(ix) of the Plan with respect to Incentive Stock Options, if an optionee's employment by the Company and any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(vii) Termination by Reason of Disability or Retirement. Subject to Paragraph 5(b)(ix) of the Plan with respect to Incentive Stock Options, if an optionee's employment by the Company and any Subsidiary or Affiliate terminates by reason of a Disability or Normal or Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), for a period of one year (or such other period as the Committee may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the

EXHIBIT  A
1999 Long-Term Incentive Plan

optionee dies within such one-year period (or such other period as the Committee shall specify at grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability or Normal or Early Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(viii) Other Termination. Unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an optionee's employment by the Company and any Subsidiary or Affiliate terminates for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate; provided, however, that if the optionee is involuntarily terminated by the Company or any Subsidiary or Affiliate without Cause, including a termination resulting from the Subsidiary, Affiliate or division in which the optionee is employed or engaged, ceasing, for any reason, to be a Subsidiary, Affiliate or division of the Company, such Stock Option may be exercised, to the extent otherwise exercisable on the date of termination, for a period of three months (or seven months in the case of a person subject to the reporting and short-swing profit1 provisions of Section 16 of the Exchange Act) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever is shorter.

(ix) Incentive Stock Options.

(A) Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such
Section 422.

(B) To the extent required for "incentive stock option" status under Section 422(d) of the Code (taking into account applicable Treasury regulations and pronouncements), the Plan shall be deemed to provide that the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year under the Plan and/or any other stock option plan of the Company or any Subsidiary or parent corporation (within the meaning of Section 425 of the Code) shall not exceed $100,000. If Section 422 is hereafter amended to delete the requirement now in Section 422(d) that the plan text expressly provide for the $100,000 limitation set forth in Section 422(d), then this Paragraph 5(b)(ix)(B) shall no longer be operative and the Committee may accelerate the dates on which the incentive stock option may be exercised.

(C) To the extent permitted under Section 422 of the Code or the applicable regulations thereunder or any applicable Internal Revenue Service pronouncement:

(I) If (x) a participant's employment is terminated by reason of death, Disability or Retirement and (y) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under

EXHIBIT  A
1999 Long-Term Incentive Plan

Paragraphs 5(b)(vi) and (vii) of the Plan, applied without regard to the $100,000 limitation contained in Section 422(d) of the Code, is greater than the portion of such option that is immediately exercisable as an "incentive stock option" during such post-termination period under Section 422, such excess shall be treated as a Non-Qualified Stock Option; and

(II) if the exercise of an Incentive Stock Option is accelerated by reason of a Change in Control, any portion of such option that is not exercisable as an Incentive Stock Option by reason of the $100,000 limitation contained in Section 422(d) of the Code shall be treated as a Non-Qualified Stock Option.

(x) Buyout Provisions. The Committee may at any time offer to buy out for a payment in cash, Stock, Deferred Stock or Restricted Stock an option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made.

(xi) Settlement Provisions. If the option agreement so provides at grant or is amended after grant and prior to exercise to so provide (with the optionee's consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of Deferred or Restricted Stock which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such Deferred or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

6.       Stock Appreciation Rights.

         (a)  Grant and Exercise.

(i) Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Stock Option.

(ii) A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant where a Stock Appreciation Right is granted with respect to less than the full number of shares covered by a related Stock Option.

(iii) A Stock Appreciation Right may be exercised by an optionee, subject to Paragraph 6(b) of the Plan, in accordance with the procedures established by the Committee for such purpose. Upon such exercise, the optionee shall be entitled to receive an amount determined in the manner prescribed in said Paragraph 6(b). Stock Options relating to exercised Stock Appreciation Rights shall no longer be exercisable to the extent that the related Stock Appreciation Rights have been exercised.

(b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

EXHIBIT  A
1999 Long-Term Incentive Plan

(i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of this Section 6 and Section 5 of the Plan; provided, however, that any Stock Appreciation Right granted to an optionee subject to Section 16(b) of the Exchange Act subsequent to the grant of the related Stock Option shall not be exercisable during the first six months of its term, except that this special limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period. The exercise of Stock Appreciation Rights held by optionees who are subject to Section 16(b) of the Exchange Act shall comply with Rule 16b-3 thereunder to the extent applicable.

(ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash and/or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. When payment is to be made in shares of Stock, the number of shares to be paid shall be calculated on the basis of the Fair Market Value of the shares on the date of exercise. When payment is to be made in cash, such amount shall be based upon the Fair Market Value of the Stock on the date of exercise, determined in a manner not inconsistent with Section 16(b) of the Exchange Act and the rules of the Commission thereunder.

(iii) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Paragraph 5(b)(v) of the Plan.

(iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised only to the extent of the number of shares issued under the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

(v) In its sole discretion, the Committee may grant Stock Appreciation Rights that become exercisable only in the event of a Change in Control and/or a Potential Change in Control, subject to such terms and conditions as the Committee may specify at grant; provided that any such Stock Appreciation Rights shall be settled solely in cash.

(vi) The Committee, in its sole discretion, may also provide that, in the event of a Change in Control and/or a Potential Change in Control, the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the Change in Control Price, subject to such terms and conditions as the Committee may specify at grant.

7.       Restricted Stock.

(a) Administration. Shares of Restricted Stock may be issued either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will

EXHIBIT  A
1999 Long-Term Incentive Plan

be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, subject to Paragraph 7(b) of the Plan, the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the awards. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may, in its sole discretion, determine. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

         (b)  Awards and Certificates.

(i) The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

(ii) The purchase price for shares of Restricted Stock may be equal to or less than their par value and may be zero.

(iii) Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying the price, if any, required under Paragraph 7(b)(ii).

(iv) Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

(v) The Committee shall require that (A) the stock certificates evidencing shares of Restricted Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and (B) as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Restricted Stock covered by such award.

(c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i) Subject to the provisions of the Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine, in its sole discretion.

(ii) Except as provided in this paragraph 7(c)(ii) and Paragraph 7(c)(i) of the Plan, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any regular cash dividends paid out of

EXHIBIT  A
1999 Long-Term Incentive Plan

current earnings. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested, subject to Paragraph 14(e) of the Plan, in additional Restricted Stock to the extent shares are available under Section 3 of the Plan, or otherwise reinvested. Stock dividends, splits and distributions issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued, and the Committee may require the participant to deliver an additional stock power covering the shares issuable pursuant to such stock dividend, split or distribution. Any other dividends or property distributed with regard to Restricted Stock, other than regular dividends payable and paid out of current earnings, shall be held by the Company subject to the same restrictions as the Restricted Stock.

(iii)  Subject to the  applicable  provisions  of the award  agreement  and this
Section 7, upon termination of a participant's employment with the Company and any Subsidiary or Affiliate for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares, and other property held by the Company with respect to such Restricted Shares, shall be delivered to the participant promptly.

(d) Minimum Value Provisions. In order to better ensure that award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem Stock Option or performance-based or other award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a Restricted Stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

8.       Deferred Stock.

(a) Administration. Deferred Stock may be awarded either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the other terms and conditions of the award in addition to those set forth in Paragraph 8(b). The Committee may condition the grant of Deferred Stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall, in its sole discretion, determine. The provisions of Deferred Stock awards need not be the same with respect to each recipient.

(b) Terms and Conditions.  The shares of Deferred Stock awarded pursuant to this
Section 8 shall be subject to the following terms and conditions:

EXHIBIT  A
1999 Long-Term Incentive Plan

(i) Subject to the provisions of the Plan and the award agreement referred to in Paragraph 8(b)(vi) of the Plan, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Elective Deferral Period referred to in Paragraph 8(b)(v) of the Plan, where applicable), share certificates representing the shares covered by the Deferred Stock award shall be delivered to the participant or his legal representative.

(ii) Unless otherwise determined by the Committee at grant, amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be paid to the participant currently, or deferred and deemed to be reinvested in additional Deferred Stock, or otherwise reinvested, all as determined at or after the time of the award by the Committee, in its sole discretion.

(iii) Subject to the provisions of the award agreement and this Section 8, upon termination of a participant's employment with the Company and any Subsidiary or Affiliate for any reason during the Deferral Period for a given award, the Deferred Stock in question will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

(iv) Based on service, performance and/or such other factors or criteria as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

(v) A participant may elect to further defer receipt of an award (or an installment of an award) for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least twelve months prior to completion of the Deferral Period for such Deferred Stock award (or such installment).

(vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock agreement executed by the Company and the participant.

(c) Minimum Value Provisions. In order to better ensure that award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem Stock Option or performance-based or other award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a deferred stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

9.       Stock Purchase Rights.

(a) Awards and Administration. The Committee may grant eligible participants Stock Purchase Rights which shall enable such participants to purchase Stock (including Deferred Stock and Restricted Stock):

(i) at its Fair Market Value on the date of grant;

EXHIBIT  A
1999 Long-Term Incentive Plan

(ii) at a percentage of such Fair Market Value on such date, such percentage to be determined by the Committee in its sole discretion;

(iii) at an amount equal to Book Value on such date; or

(iv) at an amount equal to the par value of such Stock on such date.

The Committee shall also impose such deferral, forfeiture and/or other terms and conditions as it shall determine, in its sole discretion, on such Stock Purchase Rights or the exercise thereof. The terms of Stock Purchase Rights awards need not be the same with respect to each participant. Each Stock Purchase Right award shall be confirmed by, and be subject to the terms of, a Stock Purchase Rights Agreement.

(b) Exercisability. Stock Purchase Rights shall generally be exercisable for such period after grant as is determined by the Committee not to exceed sixty
(60) days. However, the Committee may provide, in its sole discretion, that the Stock Purchase Rights of persons potentially subject to Section 16(b) of the Exchange Act shall not become exercisable until six months and one day after the grant date, and shall then be exercisable for ten trading days at the purchase price specified by the Committee in accordance with Paragraph 9(a) of the Plan.

10.      Other Stock-Based Awards.

         (a)  Administration.

(i) Other awards of Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock ("Other Stock-Based Awards"), including, without limitation, performance shares, convertible preferred stock (to the extent a series of preferred stock has been or may be created by, or in accordance with a procedure set forth in, the Company's certificate of incorporation), convertible debentures, warrants, exchangeable securities and Stock awards or options valued by reference to Fair Market Value, Book Value or performance of the Company or any Subsidiary, Affiliate or division, may be granted either alone or in addition to or in tandem with Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock or Stock Purchase Rights granted under the Plan and/or cash awards made outside of the Plan.

(ii) Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such award shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other conditions of the awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

(b) Terms and Conditions. Other Stock-Based Awards made pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Subject to the provisions of the Plan and the award agreement referred to in Paragraph 10(b)(v) of the Plan, shares of Stock subject to awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

EXHIBIT  A
1999 Long-Term Incentive Plan

(ii) Subject to the provisions of the Plan and the award agreement and unless otherwise determined by the Committee at grant, the recipient of an award under this Section 10 shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the award, as determined at the time of the award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

(iii) Any award under Section 10 and any Stock covered by any such award shall vest or be forfeited to the extent so provided in the award agreement, as determined by the Committee, in its sole discretion.

(iv) In the event of the participant's Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations (if any) imposed with respect to any or all of an award pursuant to this Section-10.

(v) Each award under this Section 10 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company and by the participant.

(vi) Stock (including securities convertible into Stock) issued on a bonus basis under this Section 10 may be issued for no cash consideration.

11.      Change in Control Provisions.

(a) Impact of Event. In the event of a "Change in Control," as defined in Paragraph 11(b) of the Plan, or a "Potential Change in Control," as defined in Paragraph 11(c) of the Plan, except to the extent otherwise determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), the following acceleration and valuation provisions shall apply:

(i) Any Stock Appreciation Rights outstanding for at least six months and any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested, regardless of whether the amendment to the Plan pursuant to which such Stock Options shall have been granted shall have been approved by stockholders; provided, however, that if such stockholder approval shall not have been obtained prior to a Change of Control or a Potential Change of Control, any Incentive Stock Options may, with the consent of the holders thereof, be treated as Non-Qualified Stock Options.

(ii) The restrictions and deferral limitations applicable to any Restricted Stock, Deferred Stock, Stock Purchase rights and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested, regardless of whether the amendment to the Plan pursuant to which such Stock Options shall have been granted shall have been approved by stockholders.

EXHIBIT  A
1999 Long-Term Incentive Plan

(iii) The value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Purchase Rights and Other Stock-Based Awards, in each case to the extent vested (including such rights which shall have become vested pursuant to Paragraphs 11(a)(i) and (ii) of the Plan), shall be purchased by the Company ("cashout") in a manner determined by the Committee, in its sole discretion, on the basis of the "Change in Control Price" as defined in Paragraph 11(d) of the Plan as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control, unless the Committee shall, contemporaneously with or prior to any particular Change of Control or Potential Change of Control, determine that this Paragraph 11(a)(iii) shall not be applicable to such Change in Control or Potential Change in Control.

(b) Definition of "Change in Control". For purposes of Paragraph 11(a) of the Plan, a "Change in Control" means the happening of any of the following:

(i) When any "person" (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary and any trustee of such plan acting as trustee) directly or indirectly becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing twenty-five percent or more of the combined voting power of the Company's then outstanding securities; provided, however, that a Change of Control shall not arise if such acquisition is approved by the board of directors or if the board of directors or the Committee determines that such acquisition is not a Change of Control or if the board of directors authorizes the issuance of the shares of Common Stock (or securities convertible into Common Stock or upon the exercise of which shares of Common Stock may be issued) to such persons; or

(ii) When, during any period of twenty-four consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death, Disability or Retirement to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Paragraph 11(b)(ii); or

(iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

(c) Definition of Potential Change in Control. For purposes of Paragraph 11(a) of the Plan, a "Potential Change in Control" means the happening of any one of the following:

EXHIBIT  A
1999 Long-Term Incentive Plan


(i)  The  approval  by  stockholders  of  an  agreement  by  the  Company,   the
consummation of which would result in a Change in Control of the Company as defined in Section 11(b) of the Plan; or

(ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan or any trustee of such plan acting as such trustee) of securities of the Company representing five percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Plan.

(d) Change in Control Price. For purposes of this Section 11, "Change in Control Price" means the highest price per share paid in any transaction reported on the principal stock exchange on which the Stock is traded or the average of the highest bid and asked prices as reported by NASDAQ, or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the sixty-day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee except that, in the case of Incentive Stock Options and Stock Appreciation
Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the optionee exercises such Stock Appreciation Rights or, where applicable, the date on which a cashout occurs under Paragraph 11(a)(iii).

12.      Amendments and Termination.

(a) The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option, Stock Appreciation Right (or Limited Stock Appreciation Right), Restricted or Deferred Stock award, Stock Purchase Right or Other Stock-Based Award theretofore granted, without the optionee's or participant's consent, and no amendment will be made without approval of the stockholders if such amendment requires stockholder approval under state law or if stockholder approval is necessary in order that the Plan comply with Rule 16b-3 of the Commission under the Exchange Act or any substitute or successor rule or if stockholder approval is necessary in order to enable the grant pursuant to the Plan of options or other awards intended to confer tax benefits upon the recipients thereof.

(b) The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights or any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options (on a one for one or other basis), including previously granted Stock Options having higher option exercise prices.

EXHIBIT  A
1999 Long-Term Incentive Plan

(c) Subject to the provisions of Paragraphs 12(a) and (b) of the Plan, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments, and, in particular, without limiting in any way the generality of the foregoing, to eliminate any provisions which are not required to included as a result of any amendment to Rule 16b-3 of the Commission pursuant to the Exchange Act.

13.      Unfunded Status of Plan.

The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained in this Plan shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards under this Plan; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

14.      General Provisions.

(a) The Committee may require each person purchasing shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates or shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Neither the adoption of the Plan nor the grant of any award pursuant to the Plan shall confer upon any employee of the Company or any Subsidiary or Affiliate any right to continued employment with the Company or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any

EXHIBIT  A
1999 Long-Term Incentive Plan

Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(e) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock (or in Deferred Stock or other types of Plan awards) at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 of the Plan for such reinvestment (taking into account then outstanding Stock Options, Stock Purchase Rights and other Plan awards).

15.      Effective Date of Plan.

The Plan shall be effective as of the date the Plan is approved by the Board, subject to the approval of the Plan by a majority of the votes cast by the holders of the Company's Common Stock at the next annual or special meeting of stockholders. Any grants made under the Plan prior to such approval shall be effective when made (unless otherwise specified by the Committee at the time of grant), but shall be conditioned on, and subject to, such approval of the Plan by such stockholders.

16.      Term of Plan.

Stock Option, Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Stock Purchase Right or Other Stock-Based Award may be granted pursuant to the Plan, until ten (10) years from the date the Plan was approved by the Board, unless the Plan shall be terminated by the Board, in its discretion, prior to such date, but awards granted prior to such termination may extend beyond that date.

PROXY
                        TRANS GLOBAL SERVICES, INC.

              2000 Annual Meeting of Stockholders  May 25, 2000
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph G. Sicinski and Glen R. Charles or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2000 Annual Meeting of Stockholders of Trans Global Services, Inc. (the Company), to be held at 9:00 a.m., local time, on Thursday, May 25, 2000, at the offices of the Company, 1393 Veterans Memorial Highway, Hauppauge, New York 11788, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1)  To elect the following six (6) directors:

Joseph G. Sicinski, Edward D. Bright, Glen R. Charles, James L. Conway, Naval Kapoor and Murray Rosen

 [  ]   FOR all nominees listed above (except as marked to the contrary below).
 [  ]   Withhold authority to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominees name below.

(2)     To approve the 1999 Long-Term Incentive Plan.

        FOR [  ]                     AGAINST [  ]               ABSTAIN [  ]

(3) To approve the selection of Moore Stephens, P.C. as the independent certified public accountants of the Company for the year ending December 31, 2000:

FOR [  ]                     AGAINST [  ]               ABSTAIN [  ]

(4) In their discretion, upon the transaction of such other business as may properly come before the meeting;

all as set forth in the Proxy Statement, dated April 21, 2000.

The shares represented by this proxy will be voted on Items 1, 2 and 3 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1, 2 and 3.

        If you plan to attend the meeting please indicate below:

        I plan to attend the meeting [  ]

Dated:                                          , 2000


      ---------------------------

       (Signature(s))

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please date, sign and mail this proxy in the enclosed envelope, which requires no postage if mailed in the United States.

To Our Stockholders:

Fiscal year 1999 was a tough year for us. Our revenue is derived principally from the aircraft and aerospace industries. In 1999, revenue from these clients totaled $36 million. This reflected a decrease of 46.4% from revenue in 1998, resulting in an operating loss of $1.4 million.The aircraft and aerospace industries have a history of being cyclic and we experienced a down trend cycle commencing the last quarter of 1998 with a major impact through 1999 and continuing, to a lesser degree, through the first quarter of 2000. While the decline in our revenue from Boeing had the largest impact on our revenue decline, Lockheed Martin and Northrop Grumman also contributed to the decline.At this time we are hopeful that the negative trend is behind us. Current published indicators support our belief that the industry has commenced on an upward cycle in both the commercial and military segments. For example, in February 2000, Boeing announced in the Wall Street Journal its commitment to proceed in development and production of two new long-range versions of its 777 airliner. In July 1999, we signed a letter of intent to merge with IT Staffing, Ltd. (recently renamed Thinkpath), a Canadian-based provider of information technology staffing. Although a merger agreement was signed in November 1999, it was terminated in February 2000 by mutual consent.In late 1999, we became involved in addressing information technology for i-engineering.com, Inc., a global internet portal website. This involvement resulted in a agreement wherein, among other things, we received an equity interest in i-engineering, we lent i-engineering $500,000 on a short-term basis, we agreed to provide some support services to i-engineering, and we issued 270,000 shares of our common stock to i-engineering. We believe that i-engineering will provide us with the availability of a global internet portal for job posting and recruiting of technical personnel around the world and that this portal can represent a powerful tool to support our need in the rapidly expanding world of internet communication and business development.We are seeking to expand our information technology business segment. We believe that current and future growth of the internet will support a continued demand for the services we offer in this business segment.In summary, management is venturing into the new millenium in a positive mode concentrating on serving our prestigious client base as we focus on developing new business segments. We appreciate and thank our loyal employees and stockholders for past, present and ongoing support.



Sincerely


Joseph G. Sicinski
President and CEO

                           TRANS GLOBAL SERVICES, INC.
                           1393 Veterans Memorial Hwy
                           Hauppauge, New York 11788

March 30, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Dear Sirs:

Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Trans Global Services, Inc. (the "Company") is the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

This filing is being effected by direct transmission to the Commission's EDGAR System.

Very truly yours,

Glen R. Charles
Chief Financial Officer

Trans Global Services, Inc.
Form 10-K 12/31/99

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________________
FORM 10-K
(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ______ TO ________

                        Commission File No. 0-23382
                        Trans Global Services, Inc.
                (Exact name of Company as Specified in its Charter)

     Delaware                                    62-1544008
(State or other jurisdiction of               (I.R.S. employer
incorporation or organization)                identification no.)

1393 Veterans Memorial Hwy.,
   Hauppauge, New York                            11788
(Address of principal executive offices)        (Zip Code)

Issuer's telephone number, including area code:  (631) 724-0006

Securities registered pursuant to Section 12(b) of the Act:  None
Securities registered pursuant to Section 12(g) of the Act:
        Title of Each Class
Common  Stock,  par value .01 per share

Indicate by a check mark whether the Company (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or such shorter period that the Company was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate by a check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Company's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock as of March 28, 2000: $2,691,625

State the number of shares outstanding of each of the Company's classes of common stock as of March 30, 2000: 2,619,716 shares of Common Stock, par value $.01 per share.

        DOCUMENTS INCORPORATED BY REFERENCE
Item III is incorporated by reference from the Registrant's definitive proxy statement relating to its 2000 Annual Meeting of Stockholders.

        PART I

Item 1. Business.

Trans Global Services, Inc. is engaged in providing technical Temporary staffing services. In performing such services, we address the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. We believe that the market for outsourcing services such as those offered by the Company results from the trend in employment practices by major corporations principally in the aircraft and aerospace industries as well as the electronics, energy, telecommunications, banking and computer science industries and public utilities industries to reduce their permanent employee staff and to supplement their staff with temporary personnel on an as-needed basis. We seek to offer our clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they may receive different compensation and benefits than permanent employees.

In providing our services, we engage the employees, pay the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. We charge our clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to us a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

We also offer our clients a range of integrated logistical support services which are performed at our facilities. These services, which are ancillary to a project, can include the management of technical documents involving technical writing, preparation of engineering reports, parts provisioning documents and test equipment support documents, establishing maintenance concepts and procedures, and providing manpower and personnel support. To date, the integrated logistics support business has not generated more than nominal revenue, we cannot give any assurance that we will generate any significant revenue or profit from such services.

Our strategy has been directed at increasing our customer base and providing additional services, such as integrated logistics support, to our existing customer base. We believe that the key to profitability is to provide a range of services to an increased customer base. In this connection, we are increasing our marketing effort both through our own personnel and in marketing efforts with other companies that offer complementary services.

Item 1. Business [Continued]

Our Organization

We are a Delaware corporation which was incorporated in September 1993 under the name Concept Technologies Group, Inc. ("Concept"). Our executive offices are located at 1393 Veterans Memorial Hwy., Hauppauge, New York 11788, telephone
(631) 724-0006.

Our operations are conducted through our two subsidiaries, Avionics Research Holdings, Inc. and Resource Management International, Inc.

References to us refer to us and our subsidiaries, unless the context indicates otherwise.

As of February 25, 1999, The Sagemark Companies, Ltd., which was formerly known as Consolidated Technology Group Ltd., through its subsidiary SIS Capital Corp. owned approximately 40.1% of our outstanding common stock. On February 25, 1999, we and Sagemark entered into an agreement pursuant to which Sagemark transferred to us 1,150,000 shares of our common stock in satisfaction of (i) Sagemark's obligations to pay the redemption price of $2,100,000 payable with respect to the Sagemark Series G 2% Cumulative Redeemable Preferred Stock owned by us together with accrued dividends of approximately $140,000 and (ii)Sagemark's obligation to pay us $325,952 in respect of advances made by us to certain of Sagemark's subsidiaries. At December 31, 1999, Arc Networks, Inc., a former Sagemark subsidiary, owed us approximately $1.2 million. This note, which was guaranteed by Sagemark and others, became due. Pursuant to an agreement dated February 7, 2000 agreement with ARC Networks, Sagemark and other guarantors, Sagemark transferred 50,000 shares of our common stock to us and we agreed to extend the maturity date of the note from Arc Networks to April 24, 2000.

Forward Looking Statements

The statements in this Form 10-K Annual Report that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. In particular, statements in this Form 10-K Annual Report, including any material incorporated by reference in this Form 10-K, that state our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are "forward-looking statements." Forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those identified under "Risk Factors," those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations and those described in any other filings with the Securities and Exchange Commission, as well as general economic conditions, any one or more of which could cause actual results to differ materially from those stated in such statements.

Risk Factors

Our clients are concentrated in the aircraft and aerospace industries, which has resulted in a downturn in our business because of the downturn in business from these industries

Our three largest clients for 1999 and 1998 were in the aircraft and aerospace industries, accounting for revenue of approximately $17 million, or 47% of revenue, in 1999 and $40 million, or 60.1% of revenue, in 1998. Revenue from The

Boeing Company, which was our largest client in 1998, declined from $ 16.3 million, or 24.4% of revenue, in 1998 to $4.6 million, or 12.8% of revenue, in 1999. These decreases can be attributed to the slowdown in the aircraft and aerospace industries. This trend has continued, and the reduced level of revenue from our major clients has continued during the first quarter of 2000. We cannot predict when or whether the trend will change.

We require financing for our operations, we are in default under our loan agreement and our loan agreement will not be renewed.

At December 31, 1999, we had working capital deficiency of $156,000, and we were in default under three of the financial covenant under our agreement with our asset-based lender. Although the lender has agreed to waive these defaults as of December 31, 1999, it has advised us that it will not renew the agreement when it becomes due in April 2000. If we are not able to obtain a credit facility, our ability to conduct our business will be severely impaired. In January 2000, we raised $1.0 million from a group of accredited investors, to whom we issued our notes in the principal amount of $1.0 million. In connection with theses notes, we issued warrants to purchase an aggregate of 250,000 shares of common stock at $.35 per share to the investors and others who assisted us in the transaction.

We incurred losses during 1999 and our losses are  continuing.

As a result of the decline in business from our clients in the aircraft and aerospace industries, we sustained a loss of $1.9 million, or $.61 per share (basic and diluted) for 1999. Our losses are continuing, and we expect to incur losses at least through the first and second quarters of 2000. We cannot assure you that we will be able to generate profits in the future.

We lent $500,000 to a newly-formed company, and we cannot give assurance that these notes will be paid.

In connection with the $1.0 million loan from investors, we lent $500,000 to i-engineering.com, Inc., a newly formed company, as part of a transaction pursuant to which we received an equity position in i-engineering.com and we issued 270,000 shares of our common stock to i-engineering.com. The notes from i-engineering.com are due in June 2000. If i-engineering.com does not receive financing, it may not be able to pay the notes, which could impair our financial position.

Because of our financial position, we may have difficulty generating business in a highly competitive industry.

The temporary technical staffing business is highly competitive with respect to both employers and employees. In order to attract both clients and employees, we must show that we have the financial capability to perform and we must offer employees benefits that our competitors offer. Our financial position has in the past limited our ability to grow. Our current financial position may increase the difficulty in both retaining existing clients and obtaining new clients.

Item 1. Business [Continued]

We need to offer direct payroll deposit to our employees.

At present, because of our financial position, we do not offer our employees a direct deposit payroll program by which we deposit the employees' compensation directly into their bank accounts so that the employee's money will be immediately available. Employees believe that direct payroll deposit is an important element to consider in evaluating employment opportunities. In order to offer this service, we require significant additional funds, and these funds are not available to us. We believe that our ability to attract new clients will be impaired if we cannot offer employees direct payroll deposit.


We need to attract qualified employees to service our clients.

We are dependent upon both our ability to obtain contracts with clients and to provide those clients with qualified employees. The market for qualified personnel is highly competitive, and we compete with other companies in obtaining contracts with potential clients and in attracting employees.

We may be held liable for the actions of our employees when on assignment.

Although our client agreements disclaim responsibility for the conduct of our employees, we may be exposed to liability with respect to actions taken by our employees while on assignment, such as damages caused by their errors, misuse of client proprietary information or theft of client property. We do not maintain insurance coverage against this risk. Due to the nature of our assignments, we cannot assure you that we will not be exposed to liability as a result of our employees being on assignment.

Our common stock has been delisted from the Nasdaq SmallCap Market.

On March 16, 2000, our common stock was delisted from the Nasdaq SmallCap Market because we failed to hold a stockholders meeting in 1999. Although we have appealed the decision, we cannot assure you that our common stock will be relisted on the Nasdaq SmallCap Market. Our common stock may become subject to the SEC's penny-stock rules, which impose additional sales practice requirements on broker-dealers which sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to sell any common stock they may own.


We are dependent upon our management.

Our business is dependent upon our senior executive officers, principally Mr. Joseph G. Sicinski, president and chief executive officer, who is responsible for the Company's operations, including marketing and business development. Although we have an employment agreement with Mr. Sicinski and other officers, the agreements do not guarantee that the officers will continue in their employment with us. Our business may be adversely affected if any of our key officers left our employ.

Item 1. Business [Continued]

We do not anticipate paying dividends on our common stock.

We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business and, accordingly, we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. The preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we issue preferred stock in a manner which dilutes the voting rights of the holders of the common stock, we may not be able to list our common stock on The Nasdaq SmallCap Market.

Shares may be issued pursuant to options and warrants.

We may issue stock upon the exercise of options to purchase up to an aggregate 299,192 shares of common stock pursuant to our long-term incentive plans and warrants to purchase an aggregate of 1,066,662 shares, including warrants to purchase 250,000 shares of common stock which were issued in connection with our January 2000 placement of $1.0 million in 18-month notes.

Markets and Marketing

The market for our services is comprised of major corporations in such industries as aircraft, aerospace, electronics, energy, engineering, computer services and telecommunications, where "downsizing" and "outsourcing" have become an increasingly important method of cost reduction. Typically, a client enters into an agreement with one or a small number of companies to serve as employer of record for its temporary staff, and its agreements are terminable by the client without significant notice.

We maintain a computerized data base of technical personnel based upon their qualifications and experience. The data base, which contains more than 100,000 names, is generated through employees previously employed by us, referrals and responses to advertisements placed by us in the media, including newspapers, yellow pages, magazines and trade publications. Part of our responsibilities for any engagement is the recruitment and initial interviewing of potential employees, with the client conducting any final interviews it deems necessary. The majority of work performed by our employees is performed at the client's premises and under the client's direction, although we is the employer of record.

We market our services to potential clients through our officers, management and recruitment personnel who seek to provide potential clients with a program designed to meet the client's specific requirements. The marketing effort utilizes referrals from other clients, sales calls, mailings and telemarketing.

Item 1.  Business [Continued]

We also conduct an ongoing program to survey and evaluate the clients' needs and satisfaction with our services, which we use as part of our marketing effort.

Although we have six offices, including our main office in Long Island, New York, throughout the United States, there is no limited geographic markets for our services. We have in the past established offices in new locations when we receive a contract in the area and we cannot effectively service such contract from our existing offices. We intend to continue to establish new offices as necessary to meet the needs of our customers.

A client will utilize contract engineering services such as those provided by us when it requires a person with specific technical knowledge or capabilities which are not available from the client's permanent staff or to supplement its permanent staff for a specific project or to meet peak load requirements. When the client requires personnel, it provides us with a detailed job description. We then conduct an electronic search in our computerized resume data base for candidates matching the job description. In addition, each branch office maintains a file of active local resumes for candidates available for assignment in the vicinity of the branch office. The candidates are then contacted by telephone by our recruiters, who interview interested candidates. If a candidate is acceptable to us and interested in the position, we refer the candidate to the client. An employment agreement is executed with us prior to the commencement of employment.

We serve primarily the aircraft and aerospace industries as well as the electronics, energy, telecommunications, banking and computer science industries and public utilities along with numerous manufacturing companies. We are expanding our effort to address the general trend of "downsizing" and "outsourcing" by major corporations on a national basis. To meet this goal, we have commenced a national sales campaign addressing a broad spectrum of Fortune 500 companies, offering a managed staffing service to those companies in the process of downsizing and outsourcing specific functions. Since a company engaged in downsizing seeks to focus on its core business needs with its in-house staff, we seek to identify and address the needs of a specific task or department not part of the core business for which outsourcing would be an appropriate method of addressing those needs. In addressing these needs, we have conducted marketing efforts with Manpower International, Inc., Adecco and Olsten Corporation.

Our contracts are generally  terminable by the client on short notice.

The following table shows the revenue and the percentage of our total revenue from our largest clients in 1999:

Client                        Revenue             Percent
Lockheed-Martin           $7.3 million             20.2%
Bell Helicopter Textron    4.9 million             13.7%
Boeing                     4.6 million             12.8%
Gulfstream Aerospace       3.0 million              8.2%
Northrop Grumman           2.8 million              7.9%
CDI Corp.                  2.4 million              6.7%

Item 1.  Business [Continued]


The following table shows the revenue and the percentage of our total revenue from our largest clients in 1998:

Client                        Revenue          Percent
Boeing                     $16.3 million        24.4%
Lockheed-Martin             12.2 million        18.3%
Northrop Grumman            11.6 million        17.4%
Gulfstream Aerospace         4.2 million         9.0%
Bell Helicopter Textron      6.0 million         6.3%

Competition

The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. We compete with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contacts and conduct extensive advertising campaigns aimed at both employers and job applicants than we have. We believe that the ability to demonstrate a pattern of providing reliable qualified employees is an important aspect of developing new business and retaining existing business. Furthermore, our ability of to generate revenue is dependent not only upon its ability to obtain contracts with clients, but also to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and we compete with other companies in attracting employees. Our ability to increase our business with existing clients or to attract other clients will be affected by our working capital. Accordingly, our failure to increase our working capital may adversely effect our ability to expand our business. In addition, our failure to offer employees the direct deposit of their payroll may affect their willingness to be employed by us.

Government Regulations

The technical temporary staffing industry, in which we are engaged, does not require licensing as a personnel or similar agency. However, as a provider of personnel for other corporations, we are subject to Federal and state regulations concerning the employment relationship, including those relating to wages and hours and unemployment compensation. We also maintain a 401(k) plan for our employees and we are subject to regulations concerning such plan.

We do not have contracts with any government agencies. However, our clients include major defense contractors, that have contracts with government agencies. Our contracts with our clients are based on hourly billing rates for each technical discipline. Many of the clients' contracts with government agencies are subject to renegotiation or cancellation for the convenience of the government. Since the manpower needs of each of our clients are based on the clients own requirements and the clients' needs are affected by any modification in requirements, any reduction in staffing by a client resulting from cancellation or modification of government contracts could adversely impact our business.

Item 1.  Business [Continued]


Employees

At December 31, 1999, we had 365 employees, of which 333 were contract service employees who performed services on the clients' premises and 32 were executive and administrative employees. Each of our offices is staffed by recruiters and sales managers. Each contract service employee enters into a contract with us which sets forth the client for whom and the facility at which the employee's services are to be performed and the rate of pay. If an employee ceases to be required by our clients for any reason, we have no further obligation to the employee. Although assignments can be for as short as 90 days, in some cases, they have been for several years. The average assignment is in the range of six to nine months. Our employees are not represented by a labor union, and we consider our employee relationships to be good.

Executive Officers of the Company

The following are the executive officers of the Company as of March 31, 2000:

     Name            Age       Position with the Company
    -----            ----      -------------------------
Joseph G. Sicinski   68        Chief Executive Officer, President and Director
Edward D. Bright     62        Chairman of the Board
Glen R. Charles      46        Chief Financial Officer, Secretary, Treasurer and
                               Director
Frank J. Vincenti    48        Vice President

Mr. Joseph G. Sicinski has been our president and a director since May 1995 and our chief executive officer since April 1998. He served in the same capacities for our predecessors since 1992. For more than eight years prior thereto, he was executive vice president of corporate marketing for Interglobal Technical Services, Inc., which was engaged in providing technical temporary staffing services. Mr. Sicinski is also a director of Netsmart Technologies, Inc., which markets medical information systems.

Mr. Edward Bright has been a director since April 1998. In April 1998, Mr. Bright was also elected as chairman, secretary, treasurer and a director of Sagemark, which was then known as Consolidated Technology Group Ltd., and a director of Netsmart. From January 1996 until April 1998, Mr. Bright was an executive officer of or advisor to a subsidiary of Netsmart which was acquired by Netsmart in June 1994. From June 1994 until January 1996, he was chief executive officer of Netsmart.

Mr. Glen R. Charles has been our chief financial officer and treasurer since May 1995 and of our predecessor since January 1995. He has been secretary of the Company since April 1998 and a director since May 1999. Mr. Charles served as chief financial officer of one of our subsidiaries since its acquisition November 1994. From 1992 to November 1994, he was engaged in the private practice of accounting.

Item 1.  Business [Continued]

Mr. Frank J. Vincenti has been vice president since May 1998. Mr. Vincenti has approximately 25 years of experience in the contract engineering industry with direct experience in staffing, recruiting, sales and marketing. Mr. Vincenti was previously employed by CDI, a leading competitor of the Company, where he served as vice president of regional operations in the information technology division.


Item 2. Description of Property.

We lease approximately 7,500 square feet of office facilities in Hauppauge, New York, where we maintain our executive offices. We also rent modest office space in Phoenix Arizona, Arlington Texas, Los Angeles California, Seattle Washington and Orlando Florida. Our aggregate annual rent is approximately $200,000, which is subject to annual increases. We believe that our present office space is adequate for our present needs and that additional office space is readily available on commercially reasonable terms.

Item 3. Legal Proceedings.

In November 1997, an action was commenced in the Supreme Court of the State of New York, County of Suffolk, by Ralph Corace against RMI seeking damages of approximately $1.1 million for an alleged breach of contract by us. Mr. Corace was the president of Job Shop Technical Services, Inc., from which we, through one of our present subsidiaries, purchased assets in November 1994. We believe that the action is without merit, we are contesting this matter and we have filed counterclaims against Mr. Corace.

In December 1999, an action was commenced in the Supreme Court of the State of New York, County of Suffolk, by Vero International, Inc. against Trans Global Services, Inc. seeking damages of approximately $45,000 for goods sold and delivered for an agreed price and for reasonable value. We believe that we have valid defenses to the claims.

Item 4.  Submission of Matters to a vote of Security Holders.

         No matters were voted upon during the fourth quarter of 1999.

                                        PART II

Item 5. Market for Common Equity and Related Stockholder Matters.

Our common stock is traded on OTC Bulletin Board Market under the symbol TGSI. Prior to March 16, 2000, our common stock was traded on the Nasdaq SmallCap Market. On March 16, 2000, our common stock was delisted from the Nasdaq SmallCap Market for failing to hold a stockholders meeting in 1999.

The high and low closing price for the Company's Common Stock since January 1998 are as follows:
                                                      Common Stock
                                                    ---------------
                                                      High      Low
1998
  First Quarter                                      6-1/8      5
  Second Quarter                                     5-3/4      4-1/16
  Third Quarter                                      5          3
  Fourth Quarter                                     4/3/4      1-1/16

1999
  First Quarter                                      1-7/8         3/4
  Second Quarter                                     1-3/4         3/4
  Third Quarter                                      1-3/8       11/16
  Fourth Quarter                                     25/32       13/32

2000
  First Quarter (through March 28th)                 2 5/8        9/16

The closing price for the common stock on March 28, 2000 was $1.20. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of February 29, 2000, we believe that there were approximately 2,000 beneficial holders of record of our common stock.

We have not paid dividends on our common stock since inception, and we do not expect to pay any dividends for the foreseeable future.

Item 6.  Selected Financial Data.
                             TRANS GLOBAL SERVICES, INC.
                              SELECTED FINANCIAL DATA
                        (In thousands, except per share amounts)

Set forth below is selected financial data with respect to the Company for the years ended December 31, 1999, 1998, 1997, 1996 and 1995. The selected financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from the financial statements which appear elsewhere in this Report. The data for the years ended December 31, 1996 and 1995 have been derived from our audited financial statements which are not included in this report. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Report.

Statement of Operations Data 1:
------------------------------

                                                          Year Ended December 31,
                                  -----------------------------------------------------------
                                        1999         1998        1997        1996        1995
        Revenue                      $ 36,015     $67,244      $75,725     $62,594    $63,152
        Net (loss)/income from
         continuing operations        ( 1,853)        805        1,023        (681)    (4,413)
        Net (loss)/income             ( 1,853)        805        1,023        (681)    (4,696)
        Net (loss)/income per share
         of common stock              (   .61)        .21          .27       ( .27)     (8.88)
        Weighted average number of
         shares of common stock
         outstanding                    3,048       3,820        3,820       2,530        529

Balance Sheet Data:
                                                      December 31,
                                -----------------------------------------------------
                                    1999        1998        1997      1996     1995
        Working capital
         (deficiency)           $ (  156)     $  972      $  257   $  (755) $(2,401)
        Total assets               7,365      12,597      13,942    13,100   12,763
        Total liabilities          2,818       3,630       5,943     6,274    8,511
        Accumulated deficit       (5,813)     (3,959)     (4,765)   (5,788)  (5,106)
        Stockholders' equity       4,547       8,967       7,999     6,826    4,252


Item 7.  Management's Discussion and Analysis of Financial Condition and
         Results of Operations.

Results of Operations

Years ended December 31, 1999, 1998 and 1997

Revenue from technical temporary staffing services is based on the hourly cost of payroll plus a percentage. The success of our business will be dependent upon our ability to generate sufficient revenue to enable it to cover our fixed costs and other operating expenses, and to reduce our variable costs. Under our agreements with our clients, we are required to pay our employees and pay all applicable Federal and state withholding and payroll taxes prior to the receipt of payment from the clients. Furthermore, the Company's payments from our clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations [Continued].

Accordingly, our cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until we satisfy our payroll tax obligations, we will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that we experience turnover in employees, our gross margin will be adversely affected. For example, in 2000, Social Security taxes are payable on the first $76,200 of compensation. Once that level of compensation is paid with respect to any employee, there is no further requirement for us to pay Social Security tax for such employee. Since most of our employees receive compensation in excess of that amount, our costs with respect to any employee are significantly higher during the period when we are required to pay Social Security taxes than it is after such taxes have been paid.

Our revenue is derived principally from the aircraft and aerospace Industries. In 1999 revenue from these clients totaled $36 million. This reflected a decrease of 46.4% from the revenue in 1998. In 1998, we experienced an 11% decrease from the revenue in 1997. The decrease over the past two years can be attributed to the slowdown in the aircraft and aerospace industries. During 1999, approximately $17 million, or 47% of our revenue, was generated from our three largest clients, Lockheed-Martin, Bell Helicopter Textron and Boeing, and 69.5% was generated from our six largest clients. In 1998, approximately $40 million, or 60.1%, of our revenue was derived from our three largest clients, Boeing, Lockheed-Martin and Northrop-Grumman, and 75.4% of our revenue was generated from our five largest clients. In 1997, approximately 65% of our revenue was derived from our three largest clients, Boeing, Lockheed-Martin and Northrop-Grumman, and approximately 79% of such revenue was derived form our five largest clients. The reduction in business from these clients has had a material impact on our business. This trend has continued through the first quarter of 2000.

Our gross margins were 8.2% for 1999, 9.2% for 1998 and 8.8% for 1997. The decrease in the gross margin from 1998 to 1999 can be attributed to the loss of some of our higher gross margin business. The increase in gross margin from 1997 to 1998 reflected our efforts to expand the customer base with higher gross margin business.

Selling, general and administrative expenses, exclusive of related party expenses and amortization of intangibles, in 1999 decreased by 18.5% from 1998 which reflected a 5.2% increase over 1997. These selling, general and administrative expenses were $4.1 million in 1999, $5.0 million in 1998, and $4.8 million in 1997. The decline reflects principally the effects of our cost reduction program which was implemented in 1999 as a result of the reduced revenue level that we experienced. We began to implement our cost reduction program during 1998, although the effects of this program were not fully reflected until 1999.

As a result of the decrease in both revenue and gross margin, in 1999, our gross profit was not sufficient to cover our selling, general and administrative expenses, resulting in an operating loss of $1.4 million.

Interest expense, which was $257,000 for 1999, decreased by 50% from $517,000 in 1998, which had decreased by 33% from $775,000 in 1997. This decrease is attributable to both the lower financing rates payable through the Company's credit facility with Citizens for the full year as well as the reduced borrowing reflecting a reduced level of revenue and accounts receivable.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations [Continued].

Our net loss before income tax expense was $1.6 million in 1999, compared with net income before income tax benefit of $469,000 for 1998 and $748,000 for 1997. We recognized a tax benefit from the use of our tax loss carryforwards of $336,000 in 1998 and $275,000 in 1997. The Company's net loss was $1.8 million, or $.61 per share, in 1999 as compared with net income of $805,000, or $.21 per share, for 1998, and $1.0 million, or $.27 per share, in 1997. The per share loss for 1999 was affected by a reduction in our outstanding common stock as a result of the transfer by Sagemark to us of 1,150,000 shares of common stock in.

We are continuing to operate at a loss, and we anticipate that we will incur a loss for at least the first and second quarters of 2000.

Liquidity and Capital Resources

At December 31, 1999, we had a working capital deficiency of approximately $156,000. During 1999, our operations generated cash flow of $153,000. Our principal source of cash during 1999 was our credit facility with our asset-based lender. Our agreement with our asset-based lender expires in April 2000, and the lender has advised us that it will not renew the agreement. Although we are seeking alternative lending sources, we cannot give assurance that we will be successful in obtaining an agreement with a lender, which could severely impair our ability to conduct business. We borrow from our asset-based lender in order to pay our payroll, and we reduce our borrowings when we are paid by our client. Without a lending agreement, we would have difficulty in meeting our payroll obligations.

Under our present credit agreement, we can borrow up to 85% of our qualified accounts receivables at an interest rate of prime plus 3/4% with a maximum availability of $3,000,000. Additional costs associated with the financing arrangement include an unused line fee equal to 1/4 of one percent of the unused line and a monthly fee of $2,000. The borrowings under this agreement are secured by a security interest in all of our assets. At December 31, 1999 such borrowings were approximately $2.1 million, as compared with $2.6 million at December 31, 1998.

We are presently in default of three of our financial covenants in our agreement with our asset-based lender. These covenants relate to the requirements for a minimum tangible capital base, a ratio of cash flow to debt service and profitability. The asset-based lender has agreed to waive these defaults through December 31, 1999, provided that the interest rate be increased to 1 1/2% over the prime rate and we maintain with the lender a minimum balance of $200,000.

In January 2000, we raised $1.0 million through the issuance of our 10% subordinated promissory notes due 18 months from the date of issuance. In connection with this financing we issued warrants to purchase 250,000 shares of our common stock at $.35 per share to the investors and others who performed services relating to the financing.

In accordance with our agreement relating to the issuance of the notes, we lent $500,000 of the proceeds to i-engineering.com, Inc. for a term of 120 days at an interest rate of 10%. In addition, we acquired an equity interest in i-engineering.com, and issued to i-engineering.com 270,000 shares of our common stock.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations [Continued].

At December 31, 2000, Arc Networks was in default on its $1.2 million promissory note to us. This note is guaranteed by Sagemark and other companies that are not affiliated with us. In February 2000, we agreed to extend the maturity date of Arc Networks promissory note until April 24, 2000 in exchange for $15,000 and a transfer by Sagemark to us of 50,000 shares of our common stock. We are required to pay the $1.0 million notes we issued in January 2000 when we receive payment from Arc Networks.

Our working capital is presently sufficient to meet only our present needs. Due to both our low working capital, after giving effect to the net proceeds from the issuance of our $1.0 million notes and the termination in April 2000 of our credit agreement, we must increase revenue, further reduce expenses, collect on our outstanding promissory notes from Arc and i-engineering when due and secure additional funding in order to continue our operations. The failure to have adequate working capital or an ongoing credit facility would impair our ability to operate.


Item 7A. Quantitative and Qualitative Disclosure About Market Risk. Not Applicable.

Item 8. Financial Statements.

The Financial Statements begin on Page F-1.

Item 9. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

        None
                                  PART III

The information required by Part III is incorporated by reference from our definitive proxy statement for our 2000 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission not later than April 30, 2000.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a)     Financial Statements.

The following financial statements are filed as part of this Form 10-K:

Trans Global Services, Inc. and Subsidiaries

Report of Independent Certified Public Accountants
Consolidated Balance Sheets as of December 31, 1999 and 1998
Consolidated Statements of Operations for the years ended December 31, 1999, 1998, and 1997
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998, and 1997
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998, and 1997

Notes to Financial Statements

(b)     Financial Statement Schedules.
    None

(c)     Exhibits

3.1-(1)   Restated Certificate of Incorporation.
3.2-(2)   By-Laws.
10.1. Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski, as amended.
10.2 (4)  1995 Long-Term Incentive Plan.
10.4 -(5) 1998 Long-Term Incentive Plan
10.4 (2)  Form of Series A Common Stock Purchase Warrants.
10.6 (2)  Form of Series D common Stock Purchase Warrants.
10.7 (6) Credit Agreement dated April 23, 1998 between the Company and Citizens Business Credit Company.
10.8 Restated Agreement between Trans Global Services, Inc. and i-engineering.com

Part IV [Continued]


11.1      Computation of (loss)income  per share.
21.1(7 )  Subsidiaries of the Registrant
24.1      Consent of Moore Stephens, P.C.
25.1      Powers of attorney (See Signature Page).
27.1      Financial data schedule.


1. Filed as an exhibit to the Company's registration statement on Form S-1, File No. 333-14289, and incorporated herein by reference.
2. Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.
3. Filed as an exhibit to the Company's definitive proxy material for its special meeting of stockholders for November 1996 and incorporated herein by reference.
4. Filed as an exhibit to the Company's definitive proxy material for its annual meeting of stockholders for August 1998 and incorporated herein by reference.
5. Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference.
6. Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.


(d)  Reports on Form 8-K

     None

        SIGNATURES


In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           TRANS GLOBAL SERVICES, INC.


Date: March 30, 2000                    By:
                                           Joseph G. Sicinski
                                           President, Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Joseph G. Sicinski as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.


Signature                              Title                       Date




Joseph G. Sicinski       President, Chief Executive            March 30,   2000
                         Officer and Director
                        (Principal Executive Officer)

Glen R. Charles          Chief Financial Officer (Principal    March 30,   2000
                         Financial and Accounting Officer)
                         and Director

 Edward D. Bright        Director                              March 30,   2000

 James Conway            Director                              March 30,   2000

                        INDEX TO FINANCIAL STATEMENTS


TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES                     PAGE

Report of Independent Certified Public Accounts

Consolidated Balance Sheets as of December 31, 1999 and 1998      F-3

Consolidated Statements of Operations for the years ended
December 31, 1999, 1998 and 1997                                  F-5

Consolidated Statements of Changes in Stockholders' Equity
for the years ended December 31, 1999, 1998,and 1997              F-7

Consolidated Statements of Cash Flows for the years ended
December 31,  1999, 1998 and 1997                                 F-10

Notes to Consolidated Financial Statements                        F-13

                      INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors of Trans Global Services, Inc. Hauppauge, New York


We have audited the accompanying consolidated balance sheets of Trans Global Services, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trans Global Services, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
February 11, 2000

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                   1 9 9 9           1 9 9 8

Assets:
Current Assets:
Cash                                         $       43,141   $       234,917
Accounts Receivable - Net                         2,518,343         3,922,843
Loans Receivable - Officer                              -0-             5,000
Deferred Tax Asset-Current Portion                      -0-           144,000
Deferred Loan Costs                                     -0-            82,266
Prepaid Expenses and Other Current Assets           100,865           214,323
                                                 ----------        ----------
Total Current Assets                              2,662,349         4,603,349
                                                 ----------         ---------
Property and Equipment - Net                        162,820           171,123
                                                 ----------         ---------
Other Assets:
Due from Affiliates*                              1,171,673         1,615,035
Customer Lists                                    2,163,655         2,388,607
Goodwill - Net                                      678,392           726,968
Deferred Acquisition Costs                              -0-           235,560
Deferred Tax Asset-Non Current                      490,000           578,000
Other Assets                                         36,373            41,407
Investment in Preferred Stock of Affiliate              -0-         2,237,230
                                                 ----------          --------
Total Other Assets                                4,540,093         7,822,807
Total Assets                               $      7,365,262        12,597,279
                                           ================        ==========


See Notes to Consolidated Financial Statements.

* Arc Networks was not an affiliate at 12/31/99.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                       December 31,
                                                  1 9 9 9           1 9 9 8

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses          $    402,735     $    314,625
Accrued Income Taxes Payable                            -0-           13,496
Accrued Payroll and Related Taxes and Expenses      359,295          528,574
Loans Payable - Asset-Based Lender                2,056,372        2,647,244
Note Payable - Other                                    -0-          126,767
                                                  ---------         --------
Total Current Liabilities                         2,818,402        3,630,706
                                                   ---------        --------

Commitments and Contingencies [10]                      --               --
                                                  ---------        --------
Stockholders' Equity:

Common Stock $.01 Par Value, 25,000,000
 Shares authorized. 1999: 3,819,716 issued
 2,669,716 outstanding.  1998: 3,819,716
 issued and outstanding                             38,197            38,197

Capital in Excess of Par Value                  12,887,851        12,887,851

Accumulated Deficit                             (5,812,506)       (3,959,475)
                                                ----------          ---------
                                                 7,113,542         8,966,573
                                                ----------           --------

Less Treasury Stock, at cost
 1,150,000 shares - 1999                        (2,566,682)              -0-
                                                ----------          --------

Total Stockholders' Equity                       4,546,860         8,966,573
Total Liabilities and Stockholders' Equity    $  7,365,262       $12,597,279
                                               ===========       ===========

See Notes to Consolidated Financial Statements.


TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Y e a r s   e n d e d
                                                D e c e m b e r  31,
                                        1 9 9 9         1 9 9 8      1 9 9 7
Revenue                             $  36,015,273   $ 67,243,713  $  75,724,759

Cost of Services Provided              33,048,393     61,023,970     69,077,544
                                      ----------      ----------     ----------
Gross Profit                            2,966,880      6,219,743      6,647,215
                                      ----------      ----------     ----------
Operating Expenses:
Selling, General and
Administrative Expenses                 4,109,663      5,040,121      4,791,674
Related Party Administrative Expenses         -0-         55,000        120,000
Amortization - Intangibles                273,528        273,537        333,995
                                        ---------      ---------        -------
Total Operating Expenses                4,383,191      5,368,658      5,245,669
                                        ---------      ---------      ---------
Operating (Loss) Profit                (1,416,311)       851,085      1,401,546
                                        ---------      ---------      ---------
Other Income (Expenses):
Interest Expense                         (257,039)      (516,698)      (775,437)
Related Party-Interest Income             119,708        130,000        130,000
Other (Expense) Income                   ( 67,389)         4,611        ( 8,591)
                                        ---------       --------        -------
Total Other Expenses - Net               (204,720)      (382,087)      (654,028)
                                        ---------       --------       --------
 (Loss)Income before Income
  Tax (Expense) Benefit                (1,621,031)       468,998        747,518
Income Tax (Expense) Benefit            ( 232,000)       336,263        275,363
                                       ---------        --------      ---------
Net (Loss) Income                     $(1,853,031)   $   805,261     $1,022,881
                                        =========     ===========    ===========

Basic (Loss) Earnings Per Share       $      (.61)   $      .21     $      .27


Weighted Average Number of Shares       3,047,798     3,819,716      3,819,574

Diluted (Loss)  Earnings Per Share:
  Incremental Shares from Assumed
  Conversion of Options and Warrants          -0-        11,500         69,415
                                       ---------      ----------     ----------
Weighted Average Number of
  Shares Assuming Dilution             3,047,798      3,831,216      3,888,989

Diluted (Loss) Earnings Per Share     $     (.61)    $      .21     $      .26


See Notes to Consolidated Financial Statements

                                      F-5

Trans Global Services, Inc.
Consolidated Statement of Stockholders' Equity

                                                       Shares         Amounts

Common Stock $.01 Par Value Authorized
50,000,000 shares at December 31, 1997 and
25,000,000 at December 31, 1998 and 1999

Balance - December 31, 1996                         3,816,883          38,168
Exercise of Common Stock Options                        2,833              29
                                                  -----------        --------
Balance - December 31, 1997                         3,819,716         $38,197
                                                    ---------         -------
Balance - December 31, 1998                         3,819,716         $38,197
                                                  -----------         -------
Balance  December 31, 1999                         3,819,716         $38,197
                                                  ===========         =======

Capital in Excess of Par Value

Balance - December 31,1996                                         12,879,380
Exercise of Common Stock Options                                        8,471
                                                                   ----------
Balance - December 31, 1997                                        12,887,851
                                                                   ----------
Balance - December 31, 1998                                        12,887,851
                                                                   ----------
Balance - December 31, 1999                                        12,887,851
                                                                   ==========

Accumulated Deficit

Balance - December 31, 1996                                        (5,787,617)
Net Income                                                          1,022,881
                                                                    ---------
Balance - December 31, 1997                                       $(4,764,736)
Net Income                                                            805,261
                                                                   -----------
Balance - December 31, 1998                                       $(3,959,475)

Net (Loss)                                                         (1,853,031)
                                                                   -----------
Balance - December 31, 1999                                       $(5,812,506)
                                                                  ===========
Treasury Stock
Purchase of treasury stock - 1999                  1,150,000      $(2,566,682)
                                                   ---------      -----------
Balance  December 31, 1999                        1,150,000      $(2,566,682)
                                                   =========      ===========


See Notes to Consolidated Financial Statements

                                           F-6

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     AMOUNT
Deferred Charges

Balance - December 31, 1996                                         ( 303,473)
Amortization of Deferred Consulting Costs                             140,872
                                                                     --------
Balance - December 31, 1997                                         ( 162,601)
Amortization of Deferred Consulting Costs                             162,601
                                                                     --------
Balance - December 31, 1998                                               -0-
                                                                     --------
Balance - December 31, 1999                                               -0-
                                                                    =========
Total Stockholders' Equity

Balance - December 31, 1996                                         6,826,458
Exercise of Common Stock Options                                        8,500
Amortization of Deferred Consulting Costs                             140,872
Net Income for the Year Ended December 31, 1997                     1,022,881
                                                                     --------
Balance - December 31, 1997                                       $ 7,998,711
Amortization of deferred Consulting Costs                             162,601
Net Income for the Year Ended December 31, 1998                       805,261
                                                                   ----------
Balance - December 31, 1998                                       $ 8,966,573
Purchase of treasury stock                                         (2,566,682)
Net Loss                                                           (1,853,031)
                                                                   ----------
Balance - December 31, 1999                                       $ 4,546,860
                                                                   ==========



See Notes to Consolidated Financial Statements

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                Y e a r s   e n d e d
                                                 D e c e m b e r  31,
                                            1 9 9 9      1 9 9 8        1 9 9 7

Operating Activities:
Net (Loss) Income                          $(1,853,031) $  805,261     $1,022,881
Adjustments to Reconcile Net (Loss) Income
 to Net Cash Provided By (Used in)
 Operations:
  Depreciation and Amortization              345,921      393,364         385,351
  Charges from Option Exercise                   -0-      162,601         140,872
  Deferred Acquisition Costs                 235,560          -0-             -0-
  Deferred Offering Costs                        -0-          -0-         320,245
  Deferred Loan Costs                        82,266           -0-             -0-
  Deferred Income Taxes                     232,000      (367,000)       (355,000)
Changes in Operating Assets and Liabilities:
 (Increase) Decrease in Assets:
   Accounts Receivable-Net                  1,404,500   1,547,510        (280,297)
   Loan Receivable - Officer                    5,000      42,500        (  5,000)
   Prepaid Expenses and Other
    Current Assets                            113,458   (  37,970)         53,721
Increase (Decrease) in Liabilities:
  Accounts Payable and Accrued
    Expenses                                   88,110   ( 276,989)        308,258
  Accrued Payroll and Related
    Taxes and Expenses                       (169,279)  ( 887,560)       (367,927)
  Accrued Payroll Tax Penalties                   -0-         -0-        ( 77,000)
  Accrued Income Taxes Payable               ( 13,496)  (  62,861)         76,357
  Accrued Voluntary Settlement Agreement          -0-   ( 150,000)       (150,000)
                                           ---------   ----------        --------
Total Adjustments                           2,324,040     363,595          49,580
                                           ----------   ---------       ----------
Net Cash -  Operating Activities              471,009   1,168,856       1,072,461
                                          ----------   ---------        ----------
Forward



See Notes to Consolidated Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Y e a r s   e n d e d
                                                  D e c e m b e r  31,
                                       1 9 9 9         1 9 9 8        1 9 9 7

Net Cash -
 Operating Activities Forwarded     $  471,009     $1,168,856     $   1,072,461

Investing Activities:
 Capital Expenditures                  (64,090)       (55,307)         (171,288)
 Deferred Acquisition Costs                -0-        (74,915)         (160,645)
 Repayments from Affiliates            117,410         60,920               -0-
 Advances to Affiliates                    -0-            -0-          (167,453)
 Other, net                              5,034          1,825          ( 20,337)
Investments in Preferred Stock
   of Affiliate                      (   3,500)      (136,500)              -0-
                                     --------         --------         --------
Net Cash -  Investing Activities        54,854       (203,977)         (519,723)
                                    ----------     -----------         ---------
Financing Activities:
 Net Payments to
  Asset-Based Lender                 ( 590,872)      (923,584)         (120,047)
 Deferred Offering Costs                   -0-            -0-          (168,938)
 Deferred Loan Costs                       -0-        123,399               -0-
 Exercise of Stock Options                 -0-            -0-             8,500
 Repayment of Note Payable           ( 126,767)       (11,463)              -0-
                                      ---------      ---------       ----------
Net Cash -
 Financing Activities                ( 717,639)    (1,058,446)         (280,485)
Net(Decrease) Increase in Cash and
 Cash Equivalents                    ( 191,776)    (   93,567)          272,253
Cash and Cash Equivalents
  - Beginning of Year                  234,917        328,484            56,231
Cash and Cash Equivalents
  - End of Year                  $      43,141     $  234,917        $  328,484
                                  ===========     ===========       ===========
Supplemental Disclosures of Cash
  Flow Information:
   Interest                      $    257,039      $  516,698        $  775,437
   Income Taxes                  $        -0-      $   68,936        $      -0-


Supplementary Disclosure of Non Cash Investing and Financing Activities during the twelve months ended December 31, 1999.

On May 3, 1999, the Company acquired 1,150,000 shares of Common Stock in exchange for the Investment in Preferred Stock of an Affiliate, which was held by the Company in the amount of $2,240,730, and a reduction in Due from Affiliates in the amount of $325,952.



See Notes to Consolidated Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

[1] Basis of Presentation

Trans Global Services, Inc. (the Company or Trans Global"), a Delaware corporation, operates through two subsidiaries, Avionics Research Holdings, Inc., formerly known as ARC Acquisition Group, Inc.["Holdings"] and Resource Management International, Inc. ["RMI"]. The Company is engaged in providing technical temporary staffing services throughout the United States, principally in the aerospace industry.


[2] Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of Trans Global Services, Inc. and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents - The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1999 and 1998.

Prepaid Expenses and Other Current Assets - Prepaid expenses primarily consist of approximately $93,000 and $172,000 of prepaid insurance at December 31, 1999 and 1998, respectively.

Property and Equipment - Property and Equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Amortization of leasehold improvements is provided using the straight-line method over the term of the respective lease or the useful life of the asset, whichever period is less. Estimated useful lives range from 3 to 5 years as follows:

Furniture and Fixtures                  3 - 5   years
Leasehold Improvements                      5   years
Equipment                               3 - 5   years


Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets are expensed currently while major repairs are capitalized.

Offering Costs- Deferred offering costs of $ 169,000 were incurred in 1997 with respect to a proposed public offering which was not completed in 1997. These costs were expensed to selling, general and administrative expenses in 1997.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Deferred Acquisition Costs - Deferred acquisition costs represent legal, accounting and other costs associated with the planned business acquisitions by the Company. Since these acquisitions were not completed those costs were expensed at December 31, 1999.

Revenue Recognition - The Company records revenue as services are provided.

Stock Options and Similar Equity Instruments - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively, "Options"] issued to employees, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No.123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non- employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes - The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the asset and liability method is used to determine deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Share- Earnings per share of Common Stock reflects the weighted average number of shares outstanding for each year. On June 20, 1997, the Company effected a one-for-six reverse split in its common stock. All share and per share information in these financial statements gives effect, retroactively, to such reverse split.

The Financial Accounting Standards Board has issued SFAS No.128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial have been calculated in accordance with SFAS No. 128.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

SFAS No. 128 supercedes APB Opinion No.15, "Earnings Per Share," and replaces its primary earnings per share with a new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. SFAS No.128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential shares of common stock that were outstanding during the period, such as common stock that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise or contingent issuance of securities that would have an antidulutive effect on earnings per share (i.e. increasing earnings per share or reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.

Securities that could potentially dilute earnings per share in the future are disclosed in Notes 13 and 14.

Impairment - The Company reviews certain long-lived assets, including goodwill and other intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable pursuant to guidance established in SFAS No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of." [See Note 5]

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[2] Summary of Significant Accounting Policies [Continued]

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The Company does not require collateral or other security to support financial instruments subject to credit risk. It routinely assesses the financial strength of its customers and believes that its accounts receivable credit risk exposure is limited. Such estimate of the financial strength of such customers may be subject to change in the near term. For each of the years ended December 31, 1999, and 1998, a significant portion of the Company's receivables were derived from three customers [See Note 12].

Due to the nature of its operations, the Company deposits, on a monthly basis, amounts in excess of the federally insured limit in financial institutions for the payment of payroll costs. Such amounts are reduced below the federally insured limit as payroll checks are presented for payment. Such reduction generally occurs over three to four business days. At December 31, 1999, the Company had amounts on deposit with two financial institutions which exceeded the federally insured limit by approximately $65,000. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash and cash equivalents.

[3] Accounts Receivable and Loan Payable - Asset Based Lender

Receivables are shown net of an allowance for doubtful accounts of $62,500 at December 31, 1999 and 1998. The Company is presently in its final stage of its two-year revolving credit agreement with an asset-based lender. Pursuant to the credit agreement, the Company can borrow up to 85% of its qualified accounts receivables at an interest rate of prime plus 3/4% with a maximum availability of $3,000,000. Additional costs associated with the financing arrangement include an unused line fee equal to 1/4 of one percent of the unused line and a monthly fee of $2,000. The borrowings are secured by a security interest in all of the Company's assets. At December 31, 1999 and 1998, such borrowings were approximately $2.1 million and $2.6 million, respectively. At December 31, 1999, the Company was in default of three of its financial covenants in its credit agreement. These covenants relate to a minimum tangible capital base, a ratio of cash flow to debt service and profitability. The asset-based lender has agreed to waive these defaults as of December 31, 1999, provided that the interest rate is increased to 1 1/2% over the prime rate and a minimum balance of $200,000 is maintained. The bank's prime rate was 8 1/4% at December 31, 1999. The asset-based lender has advised the Company that it will not renew the agreement when it expires on April 23, 2000. The Company is presently negotiating with several asset-based lenders, although it has not yet reached an agreement with any successor lender.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

[4] Property and Equipment

Property and equipment at December 31, 1999 and 1998  is as follows:

                                               1 9 9 9     1 9 9 8
Equipment                                   $  454,214   $ 393,873
Furniture and Fixtures                         197,107     196,071
Leasehold Improvements                         100,510      97,797
                                             ---------    ---------
Totals - At Cost                               751,831     687,741
Less: Accumulated Depreciation                 589,011     516,618
                                             ---------    ---------
Totals                                      $  162,820   $ 171,123

Depreciation expense charged to operations was $72,393 in 1999, and $78,694 in 1998 and $51,359 in 1997.

[5] Intangibles

The Company acquired its subsidiaries during 1994. As part of the purchase agreements, the Company acquired customer lists, a restrictive covenant and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                Accumulated Amortization      Net of Amortization
                    Life                  December 31,      December 31,
                    Years    Cost       1999       1998       1999          1998
Customer Lists    15   $3,374,477  $1,210,822  $ 985,870    $2,163,655   $2,388,607
Goodwill          20    $ 971,623  $  293,231  $ 244,655    $  678,392   $  726,968


Goodwill represents the excess of the acquisition costs over the fair value of net assets of business acquired. Amortization expense is calculated on a straight-line basis over twenty years. Other intangibles are Customer Lists and Covenants Not-to-Compete. Customer Lists represent listings of customers obtained through acquisitions to which the Company can market its services. Customer Lists are recorded at cost and are amortized on a straight- line basis over the estimated useful life of fifteen years. The Company reviews Goodwill and other intangibles to assess recoverability from future operations using undiscounted cash flows. If the review indicates impairment, the Company will incur a charge against operations to the extent that carrying value exceeds fair value. Management has determined that fair value exceeds carrying value as of December 31, 1999.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[6] Related Party Transactions

The Company had a management services agreement with a wholly-owned subsidiary of The Sagemark Companies Ltd., then known as Consolidated Technology Group Ltd. (Sagemark)pursuant to which the Company paid a monthly fee of $10,000 through January 1998. Commencing February 1998 such fee was increased to $15,000. The Company terminated the management services agreement effective April 30, 1998.

In July 1997, a subsidiary of Sagemark sold 258,333 shares of common stock to the president of the Company for $1.625 per share, which was the market price on the date of sale. The President issued his five-year non-recourse promissory note in payment of the shares. In August 1997, a Sagemark subsidiary transferred to the President a warrant to purchase 83,334 shares of common stock at $7.50 per share. The Sagemark subsidiary and the president also canceled, ab initio, an option granted by the subsidiary to the president to purchase 133,333 shares of common stock from at $1.50 per share.

The Company has from time to time made advances to three subsidiaries of Sagemark [the "Sagemark Subsidiaries"] which are not owned or controlled by the Company. The aggregate amount of such advances outstanding on December 31,1999 and 1998 was $1,172,000 and $1,615,000, respectively. The Company has recorded interest income from these subsidiaries of $120,000, $130,000 and $130,000 for the three years ended December 31, 1999, 1998,and 1997 respectively.

The advances to the Sagemark Subsidiaries include an obligation from Arc Networks, Inc., (ARC Networks) which is represented by Arc Networks' 10% installment promissory note due August 31, 2003 in the principal amount of $1,216,673 (the "Arc Note"), and an obligation from Sagemark with respect to $325,952. On December 31, 1999, Arc Networks was in default on the Arc Note. The Arc Note is guaranteed by Sagemark and others. In February 2000, the Company agreed to extend the maturity date of the Arc Note until April 24, 2000 in exchange for $15,000 and a transfer to the Company of 50,000 shares of common stock from Sagemark. At December 31, 1999, Arc Networks was no longer an affiliate of the Company.


On May 3, 1999, Sagemark, through a subsidiary, transferred 1,150,000 shares of the Company's common stock to the Company in consideration of the cancellation of shares of Sagemarks Series G 2% Cumulative Redeemable Preferred Stock owned by the Company, including accrued dividends, and certain other obligations due to the Company. The transfer of the 1,150,000 shares to the Company reduced Sagemark's holdings in the Company to 379,994 shares, or approximately 14.2% of its outstanding common stock. Prior to the transfer, Sagemark owned 40.1% of the Company's outstanding common stock. The effect of this transaction is the elimination of the investment in preferred stock of affiliate and the reduction of the amount due from affiliates by $325,952, and an increase in Treasury Stock of approximately $2.6 million, which resulted in a reduction in stockholders equity for the same amount.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENT

[7] Note Payable - Other

At December 31, 1998, a note payable to former stockholders of an acquired subsidiary due September 1996 with interest at 7% remained outstanding. The payment of principal and interest on this note was suspended until the outcome of the Government Printing Office contingency was resolved. The note was paid in full by December 31, 1999.

[8] Income Taxes

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1999 and 1998 are as follows:

                                                                 December 31,
                                                              1999        1998

Deferred Tax Liabilities                                    $    --      $      --
                                                          --------        ---------
Deferred Tax Assets:
 Allowance for Doubtful Accounts not
  Currently Deductible                                       25,000         25,000
 Net Operating Loss Carryforwards                         1,748,000      1,296,000
                                                         ----------     ---------
Totals                                                    1,773,000      1,321,000

Valuation Allowance                                       1,283,000        599,000
                                                          ---------     ---------
Net Deferred Tax Asset                                      490,000        722,000
Net Deferred Tax Asset - Current Portion                        -0-        144,000
                                                          ---------     ---------
Net Deferred Tax Asset - Non Current                      $ 490,000      $ 578,000

The Company has recorded a net deferred tax asset of $490,000 at December 31, 1999. The realization of the net deferred tax asset is dependent on the Company generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The Company's deferred tax asset valuation allowance was $1,283,000 and $599,000 as of December 31, 1999 and 1998, respectively. The valuation allowance represents the tax effects of net operating loss carryforwards and other temporary differences which the Company does not expect to realize. The increase (decrease) in the valuation allowance amounted to $684,000 and $(553,000) for the years ended December 31, 1999 and 1998, respectively.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

The current and deferred income tax components of the provision [benefit] for income taxes consist of the following:
                                             Years ended  December 31,
                                      1999           1998           1997
                                      -----          ----          -----

Current:
 Federal                            $       -0-      $ 149,009       $  227,080
 State                                      -0-         49,965           79,637
Tax Benefit of Net Operating
 Loss Carryforwards                         -0-       (168,237)        (227,080)
                                       --------        -------          -------
Totals                              $       -0-      $  30,737       $   79,637

Deferred:
 Federal                            $  181,424       $(286,994)      $ (277,610)
 State                                  50,576        ( 80,006)        ( 77,390)
                                      ---------      ---------         --------
Totals                              $  232,000       $(367,000)      $ (355,000)
                                      --------       ----------        --------
Totals                              $  232,000       $(336,263)      $ (275,363)
                                     ==========      ==========        ========

A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:
                                               Years Ended December 31,
                                            1999            1998        1997
                                            ----            ----        ----
Federal Statutory Rate                      (34%)           34%           34%

State Income Taxes, net of
 federal tax                                ( 7%)            7%            7%

Federal tax benefit of net operating
 loss carryforwards                          -0-           (32%)         (30%)
(Decrease )Increase in valuation allowance   55%           (81%)         (48%)
                                            -----          -----         -----
Effective tax rate                          14%            (72%)         (37%)
                                            =====          =====         =====

The following summarizes the operating loss carryforwards by year of expiration:

                  Amount                 Expiration Date
                $   80,000               December 31, 2009
                 2,163,000               December 31, 2010
                   189,000               December 31, 2011
                   438,000               December 31, 2012
                 1,500,000               December 31, 2014
                 ---------
                $4,370,000
                ==========

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[9] Commitments
The Company leases office space and several office machines under operating leases which expire in 2002. The following is an analysis of future minimum lease commitments as of December 31, 1999:

1999                    202,802
2000                    174,066
2001                    155,660
2002                     14,955
2003                        -0-
                       --------
Total           $       547,483

Rent expense amounted to $202,802, $225,198 and $211,503 for the years ended December 31, 1999, 1998 and 1997, respectively.

[10] Contingencies
In November 1997, an action was commenced in the Supreme Court of the State of New York, County of Suffolk, by Ralph Corace against RMI seeking damages of approximately $1.1 million for an alleged breach of contract by us. Mr. Corace was the president of Job Shop Technical Services, Inc., from which we, through one of our present subsidiaries, purchased assets in November 1994. We believe that the action is without merit, we are contesting this matter and we have filed counterclaims against Mr. Corace.

In December 1999, an action was commenced in the Supreme Court of the State of New York, County of Suffolk, by Vero International, Inc. against Trans Global Services, Inc. seeking damages of approximately $45,000 for goods sold and delivered for an agreed price and for reasonable value. We believe that we have valid defenses to the claims.

Due to the uncertainties in the legal process it is reasonably possible that management's view of the outcome of the above matters may change in the near term.

[11] Fair Value of Financial Instruments
Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences or realization or settlement. The following table summarizes financial instruments by individual balance sheet accounts as of December 31, 1999 and 1998:
                                  Carrying Amount              Fair Value
                                   December 31,               December 31,
                                1 9 9 9      1 9 9 8     1 9 9 9       1 9 9 8

Investment in Preferred Stock
of Affiliate                   $      -0-  $2,237,230   $      -0-  $2,237,230
Debt Maturing Within One Year  $2,056,372  $2,774,011   $2,056,372  $2,774,011
---------------------------

                                        F-18

TRANS GLOBAL SERVICES,INC.
NOTES TO FINANCIAL STATEMENTS

For certain financial instruments, including cash and cash equivalents, trade receivables and payables, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The investment in preferred stock of affiliate is based upon the fair value of the guarantee of fair value issued by such affiliate.

[12] Economic Dependency
In 1999, three customers accounted for revenue of approximately $17 million, or 47% of the Company's total revenue. Accounts receivable of $670,000 were due from these customers collectively at December 31, 1999. In 1998, three customers accounted for approximately $40 million, or 60% of the Company's total revenue. Accounts receivable of $1,720,000 were due from these customers collectively at December 31, 1998. In 1997, three customers of the Company, accounted for approximately $48 million, or 63% of revenue. Accounts receivable of $2,700,000 were due from these customers collectively at December 31, 1997.

                                       Revenues for the twelve
                                      months ended December 31

                                     1999          1998         1997

Lockheed-Martin                      7,300,000     12,200,000   13,200,000
Bell Helicopter Textron              4,900,000
Boeing                               4,600,000     16,300,000   19,600,000
Northrop Grumman                                   11,600,000   15,100,000
                                     ---------     ----------   ----------
                                    16,800,000     40,100,000   47,900,000

[13] Stockholders Equity

At December 31, 1999, the authorized capital stock of the Company consisted of 5,000,000 shares of preferred stock, par value $.01 per share, and 25,000,000 shares of common stock, par value $.01 per share. The Board of Directors has the right to create and to define the rights, preferences and privileges of the holders of one or more series of Preferred Stock.

At December 31, 1999, 1998 and 1997 there were no shares of any series of preferred stock outstanding.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


At December 31, 1999, there were outstanding warrants to purchase 892,312 shares of Common Stock at prices ranging from $7.50 - $21.00 per share.

A summary of warrant activity is as follows:

                               1999                  1998                 1997
                               Weighted              Weighted           Weighted
                               Average               Average            Average
                               Exercise              Exercise           Exercise
                    Shares     Price       Shares    Price     Shares   Price

Outstanding-Beginning
 of Years            901,485   $ 9.07     913,359    $9.36     1,137,434  $13.92
Granted or Sold
 during the years         --       --          --       --            --      --
Cancelled during
 the years                --       --          --       --            --      --
Expired during
 the years             9,173    50.70      11,874    30.95       224,075   32.51
Exercised during
 the years                --       --          --       --            --      --
Outstanding-
 End of Years         892,312    8.64     901,485     9.07       913,359    9.36
                      =======     ====    =========    =====     =======  =====
Exercisable -
 End of Years         816,662    7.50     825,835     7.98       837,109    8.31
                      =======     ====    =========    =====     =======  =====

The following table summarizes warrant information as of December 31, 1999

                                             Weighted Avg.       Weighted Avg.
Range of Exercise Price                      Remaining           Exercise
                            Shares           Contractual Life    Price

  7.50                      816,662          1.3 Years            7.50
 21.00                       75,650            (A)               21.00
                            -------
                            892,312

(A) These warrants are exercisable immediately upon issuance and expire 45 days after a registration statement covering the shares of Common Stock is declared effective by the Securities and Exchange Commission.

[14] Stock Option Plans

The Company has four stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan [the "1993 Plan"], covering an aggregate of 25,000 shares of Common Stock. In January 1995, the board of directors adopted the 1995 Stock

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Incentive plan [the "1995 Plan"], pursuant to which stock options and stock appreciation rights can be granted with respect to 50,833 shares of Common Stock. In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan [the "1995 Incentive Plan"], initially covering 83,333 shares of Common Stock.

In April and November 1996, the board of directors and stockholders approved an amendment to the 1995 Incentive Plan which increased the number of shares of Common Stock currently subject to the 1995 Incentive Plan to 415,388 shares. The number of shares of common stock subject to the 1995 Incentive Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Incentive Plan.

In October 1997, the committee granted incentive stock options to purchase an aggregate of 216,000 shares of common stock at $3.875 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph G. Sicinski, president of the Company, who received an option to purchase 90,000 shares of common stock, Mr. Lewis S. Schiller, chairman of the board of the Company, at that time, who received an option to purchase 25,000 shares of common stock, one other officer, who received an option to purchase 20,000 shares of common stock and twenty other employees who received options to purchase an aggregate of 81,000 shares of common stock. All options have a 5 year term.

During 1998, the Company adopted the 1998 Long-Term Incentive Plan (the "1998 Plan"), covering 350,000 shares of common stock. In June 1998, the committee granted stock options to purchase an aggregate of 215,000 shares of common stock at $4.00 per share, being the fair market value on the date of grant. In December 1998, these options were repriced to $1.25 per share of common stock, the fair market value on that date. All options are fully vested as of December 31, 1998. Such options were granted to Mr. Joseph G. Sicinski, president and CEO of the Company, who received an option to purchase 60,000 shares of common stock, two other officers who received options to purchase an aggregate of 40,000 shares of common stock, the chairman of the board received options to purchase 20,000 shares of common stock, the three other directors of the Company each received options to purchase 10,000 shares of common stock and seven other employees who received options to purchase an aggregate of 65,000 shares of common stock. All options have a five year term.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

In June 1999, the committee granted stock options to purchase an aggregate of 254,332 shares of common stock at $.80 per share, being the fair market value on the date of grant.

In December 1999, the board of directors repriced all of the outstanding stock options held by present employees and directors to $.53, the fair market value on that date.

No compensation cost was recognized for stock-based employee awards.

A summary of the activity under the Company's stock option plans is as follows:

                              1993            1995          1995          1998
                              Plan            Plan     Incentive Plan     Incentive Plan
Options Outstanding
 and Exercisable
 - December 31, 1996          18,992          5,833        218,333               --
Weighted Average Exercise
    Price                    $ 13.50       $   5.28       $   6.75               --
Granted                           --             --        216,000               --
Exercised                         --             --             --               --
Canceled                          --             --             --               --

Options Outstanding
 and Exercisable
  - December 31, 1997         18,992         5,833         434,333               --
Weighted Average Exercise
    Price                    $ 13.50       $  5.28        $   5.39               --
Granted                           --            --              --          215,000
Exercised                         --            --              --               --
Canceled                          --            --        (141,169)              --

Options Outstanding and
  Exercisable
  - December 31, 1998         18,992         5,833         293,164          215,000

Weighted Average Exercise
    Price                    $ 13.50       $  5.28        $   5.39         $   1.25
Granted                           --            --         122,224          132,108
Exercised                         --            --              --              -0-
Canceled                          --            --              --          (10,000)

Options Outstanding and
  Exercisable
  - December 31, 1999         18,992        5,833         415,388          337,108
Weighted Average Remaining
   Contractual Life             .16 years     .08 years      4.42 years       4.0 years

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

The following table summarizes option information as of December 31, 1999

                                             Weighted Avg.       Weighted Avg.
Range of Exercise Price                      Remaining           Exercise
                            Shares           Contractual Life    Price

   .53                      337,108           4.0  Years           .53
   .53                      415,388           4.42 Years           .53
  5.28                        5,833            .08 Years          5.28
 13.50                       18,992            .16 Years         13.50

If the Company had accounted for the issuance of all options and compensation based warrants pursuant to the fair value based method of SFAS No. 123, the Company would have recorded compensation expense totaling $ 135,441, $168,439, and $538,460 for the years ended December 31, 1999, 1998 and 1997, respectively, and the Company's net income (loss) and net income (loss) per share would have been as follows:
                                                 Years ended
                                                 December 31,
                                       1 9 9 9        1 9 9 8       1 9 9 7

Net(Loss) Income as Reported        $(1,853,031)     $ 805,261    $1,022,881
                                      ==========     =========     ===========
Pro Forma Net(Loss) Income          $(1,988,472)       636,822       484,421
                                      ==========     =========     ===========
Basic (Loss) Earnings
 Per Share as Reported                $    (.61)           .21           .27
                                      ==========     =========     ===========
Pro Forma Basic (Loss) Earnings
 Per Share                            $    (.65)     $     .17    $      .13
                                      =========     ===========   ============

The fair  value of  options  and  warrants  [See  Note 13] at date of grant  was estimated using the fair value based method with the following  weighted average assumptions:
                                  1999    1998     1997
Expected Life [Years]               4        5        5
Interest Rate                     6.4%    4.67%     6.0%
Annual Rate of Dividends            0%       0%       0%
Volatility                     120.53%   71.99%   87.61%

The weighted average fair value of options at date of grant using the fair value based method during 1999, 1998, and 1997 is estimated at $0.44, $0.78 and $2.79 respectively.

[15] Employment Benefit Plans

The Company sponsors a Qualified Retirement Plan under section 401(k) of the Internal Revenue Code. Employees become eligible for participation after completing three months of service and attaining the age of twenty-one. The Company has the option to make a matching contribution to the Plan for the years ended December 31, 1999, 1998 and 1997, however, it has not made any matching contributions to the Plan.

TRANS GLOBAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

[16] New Authoritative Accounting Pronouncements
The Financial Accounting Standards Board (FASB) has had on its agenda a project to address certain practice issues regarding Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The FASB plans on issuing various interpretations of APB Opinion No.25 to address these practice issues. The proposed effective date of these interpretations would be in the issuance date of the final Interpretation, which is expected to be in 2000. If adopted, the Interpretation would be applied prospectively but would be applied to plan modification and grants that occur after December 15, 1998. The FASB's tentative interpretations are as follows:

The FASBs tentative conclusions relating to its project addressing certain practice issues regarding APB Opinion No. 25, Accounting for Stock Issued to Employees, was to limit the definition of an employee to individuals who met the common law definition of an employee. Thus, anyone who did not meet this definition, including outside members of the Board of Directors, would be excluded from the scope of APB Opinion No.25. Accordingly, the cost of issuing stock options to outside members of the Board of Directors would have had to be determined in accordance with FASB Statement No. 123, Accounting for Stock-Based Compensation, usually resulting in an expense in the period of the grant (the service period could be prospective, however see EITF 96-18). At its August 11, 1999 Board meeting however, the FASB decided to reverse its prior tentative conclusion in this regard and to continue to extend APB Opinion No. 25 accounting treatment to options granted to outside directors for their services as directors. Accordingly, as long as the stock option exercise price is equal to or greater than the fair value of the underlying stock at the measurement date (usually date of grant), no expense needs to be recorded for the issuance of stock options to outside members of the Board of Directors.

The FASB, however, is apparently not reversing itself on requiring companies that reprice their employee fixed stock options to expense any subsequent increases in the value of those options (i.e., variable grant accounting).

(17)  Subsequent Events
To provide additional working capital, the Company raised $1,000,000 in January, 2000. This money was raised through the issuance of a 10% subordinated promissory note due 18 months from the date of issuance, or earlier upon the Companys receipt of payment of the Arc Note. In connection with these notes, the Company issued warrants to purchase 250,000 shares of the Company's common stock at $.35 per share to the investors and others who assisted the Company in the financing.

The Company has utilized $500,000 of the proceeds as a loan to i-engineering.com, Inc. with an interest rate of 10% for a period of 120 days. In connection with the loan to i-engineering.com, the Company acquired an equity interest in i-engineering and agreed to issue 270,000 shares of common stock to i-engineering.

(18)  Subsequent Events - Unaudited
On March 16, 2000, our common stock was delisted from the Nasdaq SmallCap Market because we failed to hold a stockholders meeting in 1999. Although we have appealed the decision, we cannot assure you that our common stock will be relisted on the Nasdaq SmallCap Market. Our common stock may become subject to the SEC's penny-stock rules, which impose additional sales practice requirements on broker-dealers which sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to sell any common stock they may own.

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
                           EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made this 15th day of October 1997, by and among TRANS GLOBAL SERVICES, INC., (TGS) and its subsidiary companies, Avionics Research Corporation, Avionics Research Corporation of Fl., and Resource Management International, Inc., collectively referred to as TGS (hereinafter referred to as TGS) and Joseph G. Sicinski (hereinafter referred to as the ("Executive').

Whereas, TGS desires to retain the employ of the Executive as the President and Chief Operating Officer of TGS and Executive is willing to perform the service hereafter described upon the terms and conditions hereinafter set forth;

Now, therefore, it is mutually agreed as follows:

1.0 TERM:

The Company (TGS) hereby retains the employ of the Executive for a period of five (5) years commencing as of the date of this Agreement and expires September 15, 2002.

2.0     DUTIES:

2.1 The Executive shall have the title of President and Chief Operating Officer of TGS.

2.2 The Executive shall have and exercise such duties, responsibilities, privileges, powers, and authority as are established by statute, as are set forth in TGS by-laws and corporate minutes and as may be assigned to him by TGS's Board of Directors; provided that such duties are reasonably consistent with the Executive's education, experience and background.

2.3 The Executive agrees to devote substantially all of his business time, attention, skill and efforts to the business conducted by TGS. The Executive shall report to the Board of Directors of TGS. 2.4 As a condition of the employment of the Executive pursuant to this Agreement, TGS agrees that all decisions relating to distributions or dividends or other major expenditures must be approved by the Executive as well as by a majority of the Board of Directors of TGS.

2.5 At all times during the term of this Agreement, the Executive shall perform his designated duties at TGS offices located in the county of Suffolk in the State of New York.

3.0 COMPENSATION:

In consideration for the Executive entering into and executing this Agreement and for providing services hereunder, the Executive shall be entitled to receive the following compensation plus such additional increases in salary, compensation or benefits as the Board of Directors may direct:

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 2

3.1 A Minimum base annual salary of $ 260,000 per year payable in equal weekly installments and shall increase annually by the greater of 5% or the increase in cost of living index.

3.2 In addition to the base salary and annual increases set forth herein, the Executive shall be entitled to an annual bonus of not less than 5% of the net income before tax and all non-cash adjustments and expenses including charges and fees paid to Consolidated Technology Group, Ltd., its subsidiary and associated companies, for TGS and its wholly or partially owned subsidiaries, currently owned and acquired during the terms of this Agreement provided that such annual bonus shall not exceed 200% of Executive's gross income.

3.3    REIMBURSEMENT OF ENPENSES:

The Executive is authorized to incur reasonable expenses for performing his duties pursuant to this Agreement and TGS shall reimburse him for all actual expenses, including entertainment, travel and other miscellaneous expenses reasonably incurred in promoting the business of TGS and in performing his duties as described herein.

3.4    VACATION:

The Executive shall be entitled to annual vacation time with full pay in accordance with the TGS's policies but not less than four (4) weeks per year, which shall be accrued if not utilized in full.

3.5 The Executive shall be provided with a company automobile. Said compensation shall be made by payment of monthly lease or car loan payment, insurance, gas, service and maintenance costs. At the end of the lease or loan period and at the discretion of TGS, the car will be transferred to the Executive at a fair and reasonable market value or lease buy back value or at the option of TGS will lease or finance another new car comparable to the initial car provided under this provision.

4.0    BENEFITS:

4.1 Nothing contained in this Agreement shall be construed to impair or limit the Executive's rights to participate in all employee benefit plans of TGS of every nature, and he shall , in fact, be entitled to participate in and be a member of all such benefits plans in proportion to his total compensation hereunder. "Benefit plans " shall include:
                    Holidays
                    Life Insurance
                    Hospitalization
                    Medical and Major Medical (family)
                    Dental insurance (family)
                    Stock option (s)
                    Stock purchase or bonus plans
                    Retirement programs

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 3

4.2     SPECIAL LIFE INSURANCE:

TGS shall maintain at its expense a life insurance policy upon the life of the Executive in the face amount of $2,000,000; half of which is payable to TGS ($1,000,000) and the remaining ($1,000,000) payable to such beneficiary as the Executive shall designate from time to time, in writing, and in the absence of such designation to his estate. Such insurance may be part of such group insurance as TGS maintains for the benefit of salaried employees generally of the rank and status of the Executive.

5.0     TERMINATION AND SEVERANCE:

5.1 Nothing herein is intended to prohibit TGS from terminating this Agreement for serious and willful misconduct on the part of the Executive, provided, that in the event that the Executive's employment is terminated for cause by TGS, nevertheless the Executive shall be entitled to receive such benefits under TGS's employee benefit plans, in which he is a participant, or as are provided by this Agreement.

5.2 If the employee shall become totally and permanently disabled and is unable to work by reason of temporary or permanent disability, TGS will continue his base salary for the full term of this Agreement at the rate as provided above inclusive of all bonuses and incentives, including full payment of medical and life insurance for the full term of this Agreement.

5.3 If during the term of this Agreement, TGS's Board of Directors appoints a person other than the Executive to the position of President currently held by the Executive at TGS, or to a position with similar duties, powers and responsibilities, the Executive shall have the night to retire from full-service from TGS and to render only such part-time consulting and advisory services as TGS may reasonably request. Any such services and the conditions under which they shall be performed shall be fully in keeping with the position or positions the Executive held under this Agreement. The Executive shall continue to be entitled to receive the full compensation provided for in this Agreement including salary, bonuses and benefits for the full term of this Agreement.

5.4  Termination  at  will.  The  Board  of  Directors  may  not  terminate  the
Executive's   employment   by  TGS  or   diminish   his   duties,   powers   and
responsibilities pursuant to this Agreement without cause as set forth herein.

5.5 Any dispute or difference of opinion between the Executive and TGS as to the latter's right to terminate this Agreement shall be submitted to and determined by arbitration in accordance with the provisions of Section 7.4 hereof set forth below. TGS shall notify the Executive of said actions in writing and provide at least 30 days to remedy such failures.

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 4

5.6 Non-Curable Termination For Cause: Executive's employment with TGS may be terminated "immediately" for cause if the Executive is determined to (1) repeatedly have acted dishonestly or engaged in deliberate misconduct; (2)
repeatedly breached a fiduciary trust for the purpose of gaining personal profit; (3) repeatedly neglected to perform customary duties of his position after 30 days due written notice of said omission from the President or Board of Directors; or (4) have been convicted of the commission of a felony.

In the event of termination, the President or Board of Directors is required to give 10 days notice in writing to the Executive, by certified or registered mail, mailed to the Executive's last known address and the same notice by ordinary mail or courier to the Executive's principal office at TGS.

6.0    NOTICE OF CHANGE (S) AND/OR REVISIONS(S):

Any notice, request or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed dully given when received by the party to whom it shall be deemed dully given when received by the party to whom it shall be given or three days after being mailed by certified, registered or express mail, postage prepaid, address as follows:

                  If to the Company:
                  TRANS GLOBAL SERVICES, INC.
                  1393 Veterans Memorial Highway
                  Hauppauge, New York 11788

                  If to the Executive:
                  Joseph G. Sicinski
                  3 8 Woodhollow Rd.
                  Great River, N.Y. 11739

Any party may change the address to which communications are to be mailed given notice of such change on the manner provided above.

7.0    SPECIAL TERMS AND CONDITIONS:

7.1 The Board of Directors of TGS reserves the right to increase the compensations and benefits specified in this contract at any time hereafter and no such increase (s) or adjustments(s) shall operate as cancellation of this Agreement but merely as an amendment hereto.

7.2    REORGANIZATION:

If the Company shall at any time be merged or consolidated substantially all assets of TGS are transferred to another corporation or entity, the provisions of this Agreement shall survive any such transaction and shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation.

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 5

7.3 Nothing herein contained shall in any manner modify, imperil or affect existing or future rights or interests of the Executive to receive any employee benefits to which he would otherwise be entitled or as a participant in the present or any future incentive, profit-sharing or bonus plan of TGS providing for his participation, or in any present or future stock option plan of TGS, to the extent such plans are applicable generally to salaried employees, it being understood and agreed that the rights and interests of the Executive to any employee benefits or as a participant or beneficiary in or under any or all said plans, respectively, shall not be adversely affected hereby.

7.4 ARBITRATION:

Any controversy or claim arising under this Agreement shall be settled by binding arbitration in accordance with Rules of the American Arbitration Association then in effect, and such arbitration shall be held either 'in Nassau or Suffolk County. This shall be the exclusive remedy for the violation of either party of the terms of this Agreement. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by TGS, one of whom shall be chosen by the Executive, and the third of whom shall be chosen by the two so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter 'in question, naming the arbitrator selected by it. If the other party shall fail within a period of 15 days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may appoint an arbitrator to fill the place so remaining vacant. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing, signed in triplicate by the concurring arbitrators to each of the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

8.0    MISCELLANEOUS:

8.1 This Agreement shall become effective as of the day and date first above written.

8.2 The heading or captions of sections or paragraphs are used for convenience of reference merely and shall be ignored in the interpretation hereof

8.3 As used herein, terms such as "herein:, "hereof', "hereto" and similar language shall be interpreted to refer to this entire 'instrument as not merely the paragraph or sentence in which they appear, unless so limited by express language.

8.4 Neither this Agreement nor any of his rights hereunder may be assigned by the Executive without the written consent of TGS unless specifically identified in this Agreement.

8.5 In the event of a suit or claim against the Executive arising out of his corporate duties, TGS will provide and pay for legal counsel approved by the Executive, and hold the Executive harmless and indemnify the Executive for any and all costs, fees, suits, judgments and settlements arising therein.

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 6


IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and date first above written:

Trans Global Services, Inc.
Avionics Research Corporation
Avionics Research Corporation of Fl.
Resource Management International, Inc.



by:        ______________________________________
         LEWIS S. SCHILLER, Chief Executive Officer



by:        ______________________________________
         Joseph G. Sicinski, Executive

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 7

Amendment dated this 23 day of March, 1999, to the employment agreement (the"Agreement") dated October 15, 1997, between Trans Global Services, Inc., a Delaware corporation (the "Company") , and its subsidiaries, Avionics Research Corporation, Avionics Research Corporation of florida and Resource Management International, Inc., the Company and its subsidiaries being collectively referred to as "TGS:, and Joseph G. Sicinski ("Executive")

                    W I T N E S S E T H

WHEREAS, TGS has employed Executive as president and chief operating officer pursuant to the Agreement; and
WHEREAS, Executive has been elected as TGS' chief executive officer, and WHEREAS, the parties desire to extend the term of Executive's employment pursuant to the Agreement and to provide for certain benefits to him in the event of a change of control;

WHEREFORE, the parties do hereby agree as follows:

1. Paragraph I.0 of the Agreement is hereby amended to extend the terms of Executive's employment until September 30, 2005.

2. Executive shall hold the positions of president and chief executive officer.

3. The following provisions shall be applicable in the event of a change of control of the Company.

(a) (i) In the event of a Change of Control Termination, as hereinafter defined, the Company shall: within thirty (30) days after the date of termination of employment, pay to Executive, as a severancee payment, an amount equal to the greater of (A) the Severance Payment, as hereinafter defined, or (B) five (5) times Executive's Aggregate Annual Compensation, as hereinafter defined, in effect on the Change of Control Date, as hereinafter defined.

(ii) The payment pursuant to this Paragraph 3(a) shall be (A) in lieu of any other serverance or other payments due to Executive as a result of the termination of his employment whether under this Agreement or otherwise and (B) in addition to any compensation, benefits or other payments due to Executive which were accrued on, or which relate to period prior to, the effective date of such termination.

(b) As used in this Paragraph 3, the following terms shall have the meanings set forth below.

(i) A "Change of Control Termination: shall mean any termination by the Company or by Executive of Executive's employment (other than a termination by the Company for cause pursuant to Paragraph 5.6 of the Agreement or a termination as a result of Executive's death) if the effective date of the termination of employment is within two (2) years after the Change of Control Date.

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 8

(ii) The Change of Control Date" shall mean the date on which a Change of Control Event occurs.

(iii) A "change of Control Event" shall occur if (A) the assets or controlling stock of TGS are sold to another entity (B) merged with another entity resulting in TGS not being the surviving company in control, (C) reorganization resulting in Executive being removed from position of president and chief executive officer or director, or (D) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Company's board of the directors cease, for any reason, to constitute at Least a majority thereof unless the election of each new director was nominated or ratified by at least two-thirds of the directors then still in office who either (x) were directors at the beginning of such period or (y) were elected by a vote of board of directors which included the affirmative vote of all of the directors who were directors at the beginning of the period.

(iv) The "Severance Payment" shall mean an amount equal to Executive's Aggregate Annual compensation multiplied by the number of years, rounded to the next highest one-tenth (1/10) of a year, remaining in the Team.

(v) The "Aggregate Annual Compensation" shall mean one (1) year's Salary at the annual in effect on the date of termination of employment, the Applicable Bonus, as hereinafter defined, and the cost or value, as the case may be, of the annual benefits provided to Executive pursuant to Paragraphs 3.4, 3.5, 4.1 and 4.2 of the Agreement.

(vi) The "Applicable Bonus" shall mean the highest bonus which either (A) was paid to Executive during the term of this Agreement, (B) was payable pursuant to the terms of this Agreement, (C) would be payable to Executive pursuant to this Agreement if the results of the Company's operations through the end of the month prior to the date of termination of employment were annualized for the year, or (D) was authorized (but not paid) prior to the Change of Control Date.

(C) (i) Upon the occurrence of a Change in Control Event, the Company shall pay, and indemnify Executive against, all costs and expenses, including, without limitation, the reasonable fees and expenses of attorneys, arbitrators, experts and witnesses, incurred on or on behalf of Executive in connection with any arbitration or legal claim or proceeding arising from this Agreement or the interpretation thereof, if Executive is successful, in whole or in part, on the merits or otherwise, in any such claim or proceeding. If any such claim is settled either by any payment to Executive or by any reduction in the amount claimed by the Company against Executive, Executive shall be deemed to have been successful.

(ii) The company shall advance all such costs and expenses incurred by or on behalf of Executive in connection with any such claim or proceeding within twenty (20) days after the receipt by the Company of a statment or statements

EXHIBIT 10.1
Employment agreement dated October 15, 1997, between the Company and Joseph G. Sicinski
Page 9

from Executive requesting such advance or advances from time to time, whether prior to or after final disposition of such claim or proceeding. Such statement or statements shall reasonably evidence the costs and expenses incurred by Executive and shall include or be preceded or accompanied by an undertaking by or on behalf of Executive to repay any costs and expenses advanced if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

4. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Agreement has been duly executed by the parties on the day and year first aforesaid.


                                      TRANS GLOBAL SERVICES, INC.

                                 By:  Glen R. Charles, Chief Financial Officer

                                      AVIONICS RESEARCH CORPORATION

                                 By:  Glen R. Charles, Chief Financial Officer

                              AVIONICS RESEARCH CORPORATION OF FLORIDA

                                 By:  Glen R. Charles, Chief Financial Officer

                              RESOURCE MANAGEMENT INTERNATIONAL, INC.

                                 By:  Glen R. Charles, chief Financial Officer

                                     -------------------------------------
                                      Joseph G. Sicinski

EXHIBIT 10.8 RESTATED AGREEMENT

                              RESTATED AGREEMENT

RESTATED AGREEMENT, dated as of the 21st day of January, 2000, by and between i-engineering.com, Inc., a Delaware corporation (the "i-engineering"), and Trans Global Services, Inc., a Delaware corporation (the "Trans Global").

                            W I T N E S S E T H:

WHEREAS, i-engineering and Trans Global are parties to an agreement (the "Prior Agreement") dated as of January 21, 2000, and they desire to amend and restate the Prior Agreement as of such date; and

WHEREAS,i-engineering has requested Trans Global to make a loan (the "Loan") of five hundred thousand dollars ($500,000) on the terms and conditions set forth in this Agreement; and

WHEREAS, in order to induce Trans Global to make the Loan, i-engineering has agreed to make the representations, warranties and covenants hereinafter set forth, and to accept the other terms, conditions and provisions hereinafter set forth; and

WHEREAS, i-engineering desires that Trans Global perform certain services for i-engineering which i-engineering believes will enhance its business, and Trans Global is willing to perform such services; and

WHEREAS,   Trans  Global  desires  to  acquire  from  i-engineering   shares  of
i-engineering's common stock, par value $.0001 per share ("i-engineering Common Stock"); and

WHEREAS,  i-engineering  desires to acquire  from Trans  Global  shares of Trans
Global's  common stock,  par value $.01 per share ("Trans Global Common Stock");
and

WHEREAS, i-engineering desires to elect Mr. Joseph G. Sicinski as a director of i-engineering; and

WHEREAS, Trans Global desires to propose the election of Mr. Naval Kapoor as a director at its next annual meeting of stockholders;

NOW, THEREFORE, intending to be legally bound, all of the parties hereto agree as follows:

1.       The Loan.

(a) At the Closing, as hereinafter defined, Trans Global shall lend i-engineering the sum of five hundred thousand dollars ($500,000), which loan is referred to as the "Loan"; provided, however, that Trans Global may make loans in advance of the Closing. Each Loan shall be evidenced by i-engineering's 10% promissory note (the "Note" and collectively, the "Notes") in the form attached as Exhibit A to this Agreement, appropriately completed on behalf of i-engineering, dated the date of the advance and in the principal amount of the Loan.

(b) The Loan shall be made at or prior to a closing (the "Closing") to be held contemporaneously with the execution of this Agreement at the offices of Trans Global, 1393 Veterans Memorial Highway, Hauppauge, New York 11788 or at such other location as may be determined by Trans Global and i-engineering. The date of the Closing is referred to as the "Closing Date."

EXHIBIT 10.8 RESTATED AGREEMENT

2.       Issuance of Common Stock.

(a) At the Closing, i-engineering shall issue to Trans Global or its designees an aggregate of 1,550,000 shares (the "i-engineering Shares") of its i-engineering Common Stock. Trans Global acknowledges that the Shares constitute restricted securities, as defined in Rule 144 of the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and will bear i-engineering's standard investment legend. The i-engineering Shares are to be issued pursuant to a subscription agreement between Trans Global and i-engineering dated as of the date of this Agreement.

(b) As soon as practical after the Closing, but not later than forty five (45) days after the Closing, Trans Global shall issue to i-engineering an aggregate of 270,000 shares (the "Trans Global Shares") of Trans Global Common Stock. i-engineering acknowledges that the Shares constitute restricted securities, as defined in Rule 144 of the Commission pursuant to the Securities Act, and will bear Trans Global's standard investment legend.

(c) Trans Global represents and warrants with respect to the i-engineering Shares, and i-engineering represents with respect to the Trans Global Shares, that such shares are being acquired for the account of Trans Global or i-engineering, as the case may be, for investment and not with a view to the sale of distribution thereof, and that such shares may not be sold or otherwise transferred except pursuant to an effective registration statement or pursuant to an exemption to the registration requirements of the Securities Act, and that, with respect to shares being sold pursuant to an exemption to such registration requirements other than pursuant to Rule 144 or Rule 144(k) of the Commission pursuant to the Securities Act, the issuer may require, as a condition to effecting any such transfer, an opinion of counsel as to the availability of an exemption. Notwithstanding the foregoing, Trans Global has advised i-engineering that it has entered it agreements with certain of its security holders pursuant to which it will transfer to such security holders a portion of the I-Engineeering Shares issuable to Trans Global.

3. Representations and Warranties of i-engineering. i-engineering represents and warrants to Trans Global as follows:

(a) i-engineering (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority (corporate and other) to own its properties and to carry on its business as now being conducted, (ii) is duly qualified to conduct its business in the State of Connecticut and in each other jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification and the failure to so qualify would have a Material Adverse Effect, as hereinafter defined, upon its business, prospects or financial condition, and (iii) has the power to borrow as contemplated by this Agreement and to execute and perform its obligations under this Agreement and the Note. i-engineering has no subsidiaries or equity interests in any corporation, partnership, limited liability company trust or other entity except Vero Engineering N.V., a Belgian corporation which is more than 99% owned by i-engineering, and Engineering Software Lab, LLC, a New Jersey limited liability company which is wholly owned by i-engineering, and Engineering Software Lab PVT Ltd., an Ahmedabad, India corporation, which is wholly-owned by Engineering

EXHIBIT 10.8 RESTATED AGREEMENT

Software Lab, LLC, all of which entities are collectively referred to as the "Subsidiaries" and each, individually, as a "Subsidiary." A "Material Adverse Effect," with respect to either party, shall mean a material adverse effect on the business, operations, assets, operating results, liabilities, property, employee and customer relations or prospects of such party or any of its subsidiaries or would impair the rights of the other party under this Agreement or, in the case of i-engineering, the Notes.

(b) The execution, delivery and performance by i-engineering of this Agreement, the borrowing made by i-engineering pursuant to this Agreement, the execution and delivery of the Notes by i-engineering and the issuance of the i-engineering Shares and the Director Shares, as hereinafter defined, have been duly authorized by all requisite corporate action. Neither the execution and delivery of this Agreement and the Notes by i-engineering nor the issuance and delivery of the i-engineering Shares or the Director Shares will violate (i) any provision of law or any governmental rule or regulation applicable to i-engineering or any Subsidiary or the certificates of incorporation or by-laws and/or other organizational documents of i-engineering or any Subsidiary, or
(ii) any order of any court or other agency of government binding on i-engineering or any Subsidiary or any indenture, agreement or other instrument to which i-engineering or any Subsidiary is a party, or by which i-engineering or any Subsidiary any of their respectively properties are bound, in either case where the violation would have a Material Adverse Effect, and will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of i-engineering or any Subsidiary. Each of this Agreement and the Note are legal, valid and binding obligations of i-engineering, enforceable in accordance with their terms.

(c) The i-engineering Shares and the Director Shares have been duly authorized for issuance and, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable and not subject to any preemptive rights or rights of first refusal.

(d) i-engineering has an authorized capital stock consisting of 2,000,000 shares of preferred stock, par value $.0001 per share, none of which have been issued or authorized for issuance, and 18,000,000 shares of i-engineering Common Stock, of which not more than 13,983,332 shares issued and outstanding; 2,400,000 shares are reserved for issuance upon the exercise of options, including a stock option plan under consideration, excluding the i-engineering Shares and the Director Shares. Upon issuance of the i-engineering Shares and the Director Shares there shall be not more than 15,000,000 shares of i-engineering Common Stock either outstanding or reserved for issuance. Trans Global understands that additional shares of i-engineering Common Stock may be issued or reserved for issuance in connection with a proposed private placement by i-engineering.

(e) i-engineering and each Subsidiary has good and marketable title to its properties and assets, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances. Neither i-engineering nor any Subsidiary owns any real property.

EXHIBIT 10.8 RESTATED AGREEMENT

(f) All Intellectual Property Rights used by i-engineering and each Subsidiary in its business, including all Intellectual Property Rights incorporated in its website, have been developed by i-engineering or a Subsidiary and is owned by i-engineering or a Subsidiary, subject to no liens or encumbrances, or has been licensed to i-engineering or a Subsidiary by a third party who has the right to grant i-engineering or such Subsidiary such license. Neither i-engineering nor any Subsidiary pays any royalty to anyone with respect to any Intellectual Property Rights of any kind and description. Neither i-engineering nor any Subsidiary has granted any person any license, right or interest, including any security interest or option, with respect to any Intellectual Property Rights. None of i-engineering's or the Subsidiaries' rights in and to any Intellectual Proprietary Rights are or will be affected by the consummation of the transaction contemplated by this Agreement. There has been no claim asserted or litigation challenging or threatening to challenge the right, title or interest of i-engineering or any Subsidiary with respect to any of its Intellectual Proprietary Rights; and no activity, service or procedure conducted by i-engineering or any Subsidiary infringes or violates any Intellectual Property Rights of any other party. As used in this Agreement, the term "Intellectual Property Rights" shall mean all trade names, trademarks, service marks and trade marks, patents, patent applications, proprietary products, trade secrets, software, programs, hardware, firmware, middleware, designs, license rights and all other intellectual property rights, whether or not any of the foregoing are registered with the United States Patent and Trademark Office, which are owned by i-engineering or any Subsidiary as of the date of this Agreement or in which i-engineering or any Subsidiary has any right or interest or are used by i-engineering or any Subsidiary in the conduct of its business.

(g) There are no actions, suits or proceedings (whether or not purportedly on behalf of i-engineering or any Subsidiary) pending or, to the knowledge of i-engineering, threatened against or affecting i-engineering or any Subsidiary at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve any of the transactions contemplated by this Agreement or the Note or which, if adversely determined against i-engineering or the Subsidiary, would have a Material Adverse Effect.

(h) Neither i-engineering nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which in any instance or in the aggregate would have a Material Adverse Effect.

(i) Neither i-engineering nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, or to any judgment, order, writ, injunction, decree or regulation materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise). Neither i-engineering nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party in any manner which would have a Material Adverse Effect.

EXHIBIT 10.8 RESTATED AGREEMENT

(j) To the best of i-engineering's knowledge, i-engineering and the Subsidiaries are in complete compliance with all of the provisions of ERISA and i-engineering, the Subsidiaries and each ERISA Affiliate, as hereinafter defined, have made all payments due with respect to each plan which is subject to ERISA not later than the date such payments were due, and neither i-engineering nor any Subsidiary has any liability for any penalties or other assessments relating to the plans or otherwise under ERISA. No Reportable Event, as defined in Section 4043(b) of ERISA or the regulations thereunder for which the thirty (30) days' notice requirement has not been waived by the Pension Benefit Guaranty Corporation, has occurred with respect to any plan administered by i-engineering any Subsidiary or any administrator designated by i-engineering or any Subsidiary or any ERISA Affiliate. There is, and on the Closing Date there will be, no unfunded liability under any plan. Neither i-engineering, any Subsidiary nor any ERISA Affiliate has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any plan which i-engineering, any Subsidiary or any ERISA Affiliate maintains, or to which i-engineering, any Subsidiary or any ERISA Affiliate contributes, which could subject it or any such other person to any material liability. There are no material actions, suits or claims pending or, to i-engineering's knowledge, any material actions, suits or claims which could reasonably be expected to be asserted, against any plan maintained by i-engineering, any Subsidiary or any ERISA Affiliate, the assets thereof, or against it in connection with any plan. i-engineering is not a participant in or contributor to any multi-employer benefit plan. The term "ERISA Affiliate" shall mean any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with i-engineering as defined in Section 414(b), 414(c) or 414(m) of the Internal Revenue Code. With respect to Subsidiaries operating outside of the United States, such Subsidiaries have made all payments and have otherwise fully complied with all pension and related obligations under applicable law. As used in this Agreement, the term "to the best of i-engineering's knowledge" or words of like import shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such person's business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of i-engineering shall include knowledge of the chief executive officer, chief operating offer, chief financial officer, president or any vice president of i-engineering.

(k) No registration with, or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body is required in connection with the borrowing and guarantee contemplated by this Agreement or the execution, delivery and performance by i-engineering of this Agreement or the Note. To the best of i-engineering's knowledge, i-engineering and each Subsidiary possesses all licenses, permits, certificates, approvals and the like ("Licenses") necessary for the lawful operation of its business. All such Licenses are in full force and effect and there exists no threat (whether formal or informal) of a revocation or suspension of any of the Licenses.

EXHIBIT 10.8 RESTATED AGREEMENT

(l) To the best of i-engineering's knowledge, i-engineering and each Subsidiary are in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority applicable to them, including, without limitation, laws, rules and regulations, relating to hazardous waste, hazardous substances and materials, asbestos and other environmental matters, health and safety, employment and labor relations, pension and employee benefit (including ERISA) and all other laws, rules and regulations the breach of which or noncompliance with which would have a Material Adverse Effect. Neither i-engineering nor any Subsidiary has received any formal or informal notice or advice to the effect that i-engineering or any Subsidiary has become or may become primarily responsible for any environmental clean-up and remediation work or any similar obligations or responsibilities which may be imposed subsequent to the date of this Agreement.

(m) i-engineering and each Subsidiary maintain insurance policies in such amounts and against such risks and with such insurers, as is necessary to protect their assets and properties.

4. Representations and Warranties of Trans Global. Trans Global represents to i-engineering as follows:

(a) Trans Global is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.

(b) The execution, delivery and performance by Trans Global of this Agreement and the issuance of the Trans Global Shares have been duly authorized by all requisite corporate action. Neither the execution and delivery of this Agreement by Trans Global nor the issuance and delivery of the Trans Global Shares will violate (i) any provision of law or any governmental rule or regulation applicable to Trans Global or the certificate of incorporation or by-law of Trans Global, or (ii) any order of any court or other agency of government binding on Trans Global or any indenture, agreement or other instrument to which Trans Global is a party, or by which Trans Global or any of its properties are bound, in either case where the violation would have a Material Adverse Effect, and will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Trans Global. This Agreement is the legal, valid and binding obligation of Trans Global and enforceable in accordance with its terms.

(c) The Trans Global Shares have been duly authorized for issuance and, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable and not subject to any preemptive rights or rights of first refusal.

(d) Trans Global has provided i-engineering with a copy of (i) Trans Global's Form 10-K for the year ended December 31, 1998, (ii) Trans Global's Form 10-Q for the quarter ended September 30, 1999, and (iii) each of Trans Global's Form 8-K filed with the Commission subsequent to December 31, 1998 (collectively, the "Trans Global SEC Documents"). Trans Global has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the twelve months prior to the date of this Agreement. The Trans Global SEC

EXHIBIT 10.8 RESTATED AGREEMENT

Documents, as of their respective dates, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and, to the best of Trans Global's knowledge, none of the Trans Global SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. i-engineering is aware that Trans Global sustained a loss for the year ended December 31, 1999, and that losses are continuing.

5.       Agreement Concerning Directors.

(a) On the Closing Date, i-engineering shall have elected Joseph G. Sicinski as a director of i-engineering and shall have issued to him 100,000 shares of i-engineering Common Stock (the "Director Shares") in connection with his election as a director. i-engineering agrees to elect Mr. Sicinski as a director until January 31, 2003; provided, that if i-engineering is subject to the proxy rules under the Securities Exchange Act of 1934, as amended, i-engineering shall, during such period, include Mr. Sicinski as one of the board of directors' nominees for election as a director and use its best efforts to have him elected as a director.

(b) At its next annual meeting of stockholders, Trans Global will include Naval Kapoor as one of the board of directors' nominees for election as a director.

6. Conditions of Lending. The obligation of Trans Global to make the Loan is subject to the following conditions precedent:

(a) The representations and warranties of i-engineering set forth in Paragraph 3 of this Agreement shall be true and correct as of the Closing Date.

(b) i-engineering shall be in compliance with all the terms and provisions set forth in this Agreement on its part to be observed or performed, and no Event of Default, as defined in the Note, shall have occurred and be continuing and no event shall have occurred which, with the giving of notice of the passage of time, would result in an Event of Default.

(c) i-engineering shall have issued and delivered the i-engineering Shares to Trans Global.

(d) i-engineering shall have elected Joseph G. Sicinski as a director and shall have issued and delivered the Director Shares to Mr. Sicinski.

(e) i-engineering shall have delivered to Trans Global on the Closing Date the following documents in form and substance satisfactory to Trans Global, each dated (except as otherwise set forth below) as of the Closing Date:

(i) The Notes (to the extent not previously delivered) payable to the order of Trans Global in the form of Exhibit A to this Agreement duly completed and executed by i-engineering and dated as of the Closing Date.

(ii)  The  certificate  of  the  chief  executive  and  financial   officers  of
i-engineering as to the matter set forth in Paragraphs 5(a) and (b) of this Agreement.

EXHIBIT 10.8 RESTATED AGREEMENT

(iii) Copies of following supporting documents:

(A) Copies of the certificate of incorporation of i-engineering certified by the Secretary of State of the State of Delaware;

(B) Certificate of good standing for i-engineering from the Secretary of State of the State of Delaware and Connecticut;

(C)  Certificates  of  resolution,   incumbency  and  corporate   documents  for
i-engineering in form and substance satisfactory to Trans Global;

(D) Copies of the by-laws of i-engineering, certified by the corporate secretary.

7. Use of Proceeds. i-engineering shall use the proceeds of the Loan only for working capital purposes. No portion of the proceeds of the Loan shall be used to pay any of i-engineering's loans, indebtedness or other obligations to its officers, directors and 5% stockholders, provided, however, that working capital shall include compensation at annual rates acceptable to Trans Global which are payable after the Closing Date.

8. Services by Trans Global. Trans Global shall provide i-engineering with services to assist i-engineering in developing its business. These services include the use by i-engineering of Trans Global's resume data base to solicit membership and exposure by Trans Global of i-engineering's program to its client base and related services to the extent that Trans Global deems such services reasonable.

9. Registration Rights. Trans Global and any person to which it transfers any of the i-engineering Shares and i-engineering shall be entitled to the registration rights set forth in registration rights agreements between the parties with the same force and effect as if such rights were set forth in this Agreement.

10.      Miscellaneous.

(a) Any notice, request, demand, statement, authorization, approval or consent made hereunder shall be in writing and signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail or overnight courier service as provided in this Paragraph 10(a). Notices shall be deemed to have been received on the date of receipt. Notices shall be sent to the parties as follows:

         If to i-engineering:  i-engineering.com, Inc.
                               Four Armstrong Road; Building 2
                               Third floor
                               Shelton, Connecticut 06484
                               Attention of Mr. Naval Kapoor, President and CEO
                               Fax: (203) 402-0800

EXHIBIT 10.8 RESTATED AGREEMENT


         With a copy to:       Cramer & Anderson LLP
                               51 Main Street
                               New Milford, Connecticut 06776
                               Attention of Mitchell J. Melnick, Esq.
                                            Fax: (860) 355-9460

         If to Trans Global:   Trans Global Services, Inc.
                               1393 Veterans Memorial Highway
                               Hauppauge, New York 11788
                               Attention of Mr. Joseph G. Sicinski, President
                                            and CEO
                               Fax: (516) 724-0039

         With a copy to:       Esanu Katsky Korins & Siger, LLP
                               605 Third Avenue
                               New York, New York 10158
                               Attention of Asher S. Levitsky P.C.
                               Fax: (212) 953-6899

Any party may, by like notice, change the address, person or fax number to which notice shall be sent.

(b) All covenants, agreements, representations and warranties made in this Agreement and in the certificates delivered pursuant to this Agreement shall survive the making by Trans Global of the Loan and the execution and delivery to Trans Global of the Note, and shall continue in full force and effect so long as the Note is outstanding or any amount due thereunder or under this Agreement remains unpaid.

(c) This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that i-engineering may not assign any of its rights under this Agreement.

(d) THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

(e) Neither any failure nor any delay on the part of Trans Global in exercising any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

(f) No modification, amendment or waiver of any provision of this Agreement or the Note, shall in any event be effective unless the same shall be in writing and signed by Trans Global and the party against whom enforcement of any such modification, amendment or waiver is sought, and expressly refers to this Agreement and states that it is a modification, amendment or waiver, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on i-engineering in any case shall entitle i-engineering to any other or further notice or demand in the same, similar or other circumstances.

EXHIBIT 10.8 RESTATED AGREEMENT

(g) In case any one or more of the provisions contained in this Agreement or the Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(h) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

(i) Paragraph headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

(j) TRANS GLOBAL AND I-ENGINEERING HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE NOTE, ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR THE NOTE. EXCEPT AS PROHIBITED BY LAW, I-ENGINEERING HEREBY WAIVES (i) ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST TRANS GLOBAL BY WAY OF A COUNTERCLAIM IN ANY ACTION ON THE NOTE AND
(ii) ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. I-ENGINEERING (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF TRANS GLOBAL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT TRANS GLOBAL WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT TRANS GLOBAL HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS SET FORTH IN THIS PARAGRAPH 10(j).

(k) All references to any gender shall be deemed to include the masculine, feminine or neuter gender, the singular shall include the plural, and the plural shall include the singular.

(l) The parties hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in New York or Suffolk County in any action or proceeding arising out of or relating to this Agreement, and each of them hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. i-engineering hereby irrevocably waive the defense of an inconvenient forum to the maintenance of such action or proceeding. Such service may be made by mailing or delivering a copy of such process to i-engineering at their respective addresses set forth in Paragraph 10(a) of this Agreement, including, without limitation, copies of the summons and complaint and any other process which may be served in any such action or proceeding. i-engineering agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Nothing in this Paragraph 10(l) shall affect the right of Trans Global to serve legal process in any other manner permitted by law or affect the right of Trans Global to bring any action or proceeding against i-engineering or their respective property in the courts of any other jurisdictions. Notwithstanding anything to the contrary contained herein, in no event shall i-engineering commence any action relating to this Agreement or the Note except in the Federal or New York State courts located in New York City or Suffolk County, New York.

EXHIBIT 10.8 RESTATED AGREEMENT

IN WITNESS WHEREOF, i-engineering and Trans Global have executed this Agreement or has caused this Agreement to be duly executed by its duly authorized officer, all as of the day and year first above written.

                                         I-ENGINEERING.COM, INC.


                                         By:_____________________________
By:_______________________________
                                          Naval Kapoor, President and CEO

                                         TRANS GLOBAL SERVICES, INC.


                                         By:_____________________________
                                          Joseph G. Sicinski, President and CEO

EXHIBIT 10.8 RESTATED AGREEMENT


                       i-engineering.cOM, INC.
                 IO% Promissory Note due June 5, 2000

N-3                                                          New York, New York
$300,000                                                     February 4, 2000

FOR VALUE RECEIVED, i-engineering.com, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Trans Global Services, Inc., a Delaware corporation ("Holder"), the principal amount three hundred thousand dollars ($300,000), together with interest at the rate of ten percent (10%) per annum, on June 5, 2000, subject to earlier prepayment as hereinafter provided. If payment of this Note is due is on a day on not a business day, such payment shall be made on the next day which is a business day. A business day shall mean a day other than a day on which banks in the City of New York are permitted or required to be closed. Payments of principal and interest shall be made in lawful money of the United States of America. This Note is one of a series of the Company's 10% promissory notes (collectively, the "Notes") in the maximum aggregate principal amount of five hundred thousand dollars ($500,000) issued pursuant to a loan agreement dated January 21, 2000 between the Company and the Holder.

                             Article 1. Particular Covenant

(a) Principal and Interest. The Company will duly and punctually pay the principal amount of this Note and the interest thereon at the time and in the manner specified in this Note.

(b) Prepayment Under Certain Conditions.

(i) In the event of a Financing Event, as hereinafter defined, the full payment of principal and interest on this Note shall become immediately due and payable on the date of the Financing Event.

(ii) A Financing Event shall mean the first to occur of (A) the date the Company receives gross proceeds (prior to commissions and expenses) of at least $5,000,000 from a private placement or public offering of its securities, or (B) the date the Company obtains bank or other debt financings (other than this Note) or credit lines or other credit facility or facilities of at least $750,000.

                 Article 2. Events of Default and Acceleration

(a) Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice from the Holder, forthwith become and be due and payable if any one or more Events of Default shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i) if failure shall be made in the due and punctual payment of the principal of any of the Notes when and as the same shall become due and payable whether at maturity or otherwise;

EXHIBIT 10.8 RESTATED AGREEMENT

(ii) if failure shall be made in the due and punctual payment of any installment of interest on any of the Notes when and as the same shall become due and payable, and such failure shall have continued for five (5) days from the date such payment is due;

(iii) if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part Of its Property, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company, voluntary petition, answer or consent, seek relief under the pro in any such proceeding, or shall by visions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or the holders of a majority of its equity interest shall vote to dissolve or liquidate the Company;

(iv) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the Federal bankruptcy laws or any other applicable law or statute of the United States of America Or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof, or

(v) if, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or of all or any substantial part of the property of the Company and such custody or control shall not be terminated within ninety (90) days from the date of assumption of such custody or control.


(b)Rights of Note Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the holder of this Note to bring an action against the Company in the event the Company shall fail to pay principal of or interest on this Note when due.

                     Article 3.  Miscellaneous

(a) Transferability. No transfer of this Note shall be effective unless such transfer is made in compliance with all applicable Federal and state securities laws and the Holder shall provide to the Company an opinion of counsel, which counsel and opinion shall be reasonably acceptable to the Company, as to the exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. The Company shall be entitled to treat as the owner of this Note only the person shown as the Holder on its books and records, regardless of whether the Company has any contrary knowledge.

EXHIBIT 10.8 RESTATED AGREEMENT

(b)WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOFE-, THE COMPANY AND, BY THE ACCEPTANCE OF THIS NOTE, THE HOLDER, WAIVES TRIAL BY JURY.

(c)WAIVER OF ANY RIGHT OF COUNTERCLAIM. EXCEPT AS PROHIBITED BY LAW, TH COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE LENDER WAY OF A COUNTERCLAIM IN ANY ACTION ON THIS NOTE

(d)Right of Prepayment . The Company may prepay the Notes at whole at any time or in part from time to time, on not less than three nor more than 20 days' written notice without payment of any of payment. penalty or premium. Any prepayment shall be accompanied by payment of accrued interest to the date of payment.

(e) Usury Saving Provision. All Payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the port' ion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(f) Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located at Four Armstrong Road; Building 2, Third floor, Shelton, Connecticut 06484, attention of Mr. Naval Kapoor, president and CEO, or to such other address or person as the Company may, from time to time, advise the Holder.

(g) Governing Law. This Note shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such State. The Company, and by acceptance of this Note, the Holder, consents to the exclusive jurisdiction of the United States District Court for the Southern or Eastern District of New York and Supreme Court of the State of New York in the County of Suffolk or New York in any action relating to or arising out of this Note.

(h) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.



IN WITNESS WHEREOF, the Company has executed this Note on the date and year first aforesaid.

                                 I-ENGINEERING.COM, INC.
                                 By:
                                 Naval  Kapoor,   President  and CEO

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                                           Years ended December 31,
                                         1999           1998              1997

Average shares outstanding          3,047,798      3,819,716         3,819,574

Dilutive effect of stock
 options and warrants computed
 by use of treasury stock
 method                                   -0-         11,500            69,415

Computation of Earnings Per
 Share=Net Income/Average
 common and common share
 equivalent shares                ( 1,853,031)       805,261         1,022,881
outstanding                         3,047,798      3,831,216         3,888.989
                                    ---------      ---------         ---------
Earnings Per Share                 $    (0.61)     $    0.21         $    0.26


